Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Starwood Hotels & Resorts Worldwide, Inc.,

Vistana Signature Experiences, Inc.,

Iris Merger Sub, Inc.,

and

Interval Leisure Group, Inc.

Dated as of October 27, 2015

i

EXHIBITS

Exhibit	A	Separation and Distribution Agreement
Exhibit	B	Form of Voting and Support Agreement
Exhibit	C	Certificate of Incorporation of the Surviving Corporation
Exhibit	D	Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2015 (this “Agreement”), is entered into by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation and the sole stockholder of Vistana (“Starwood”), Vistana Signature Experiences, Inc., a Delaware corporation and a wholly-owned Subsidiary of Starwood (“Vistana”), Interval Leisure Group, Inc., a Delaware corporation (“ILG”), and Iris Merger Sub, Inc., a Delaware corporation and a newly-formed, wholly-owned Subsidiary of ILG (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Vistana is a newly formed, wholly-owned, direct Subsidiary of Starwood;

WHEREAS, concurrently with the execution of this Agreement, Starwood and Vistana entered into the Separation Agreement in the form attached hereto as Exhibit A (the “Separation Agreement”), pursuant to which (a) Starwood and certain of its Subsidiaries will contribute and transfer to Vistana and certain of its Subsidiaries, and Vistana and certain of its Subsidiaries will accept and assume, the Vistana Assets and the Vistana Assumed Liabilities, (b) Vistana will issue additional shares of Vistana Common Stock to Starwood, calculated in accordance with the applicable terms of this Agreement, and (c) Vistana will distribute to Starwood the Distribution Date Payment, as further described herein and in the Separation Agreement (the “Internal Reorganization”);

WHEREAS, upon the terms and subject to the conditions set forth in the Separation Agreement, on the Distribution Date, Starwood will either (a) distribute all of the shares of Vistana Common Stock to Starwood shareholders without consideration on a pro rata basis (the “One-Step Spin-Off”), or (b) consummate an offer to exchange (the “Exchange Offer”) shares of Vistana Common Stock for currently outstanding shares of Starwood Common Stock and, in the event that Starwood’s shareholders subscribe for less than all of the Vistana Common Stock in the Exchange Offer, Starwood will distribute, pro rata to its shareholders, any unsubscribed Vistana Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Starwood will be treated for U.S. federal income Tax purposes as having distributed all of the Vistana Common Stock to its shareholders (the “Clean Up Spin-Off”);

WHEREAS, the disposition by Starwood of 100% of the Vistana Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to as the “Distribution”;

WHEREAS, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Vistana, with Vistana continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of ILG (the “ILG Board”) (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, ILG and its shareholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of ILG Common Stock pursuant to the Merger (the “ILG Share Issuance”), and (b) has unanimously resolved to recommend the approval by the shareholders of ILG of the ILG Share Issuance;

WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Vistana (the “Vistana Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Merger;

WHEREAS, the board of directors of Starwood (the “Starwood Board”) has approved this Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the parties to enter into this Agreement, certain of the executive officers of ILG, Liberty Interactive Corporation, a Delaware corporation, and Liberty USA Holdings, LLC, a Delaware limited liability company, have entered into Voting and Support Agreements with Starwood substantially in the form attached hereto as Exhibit B (each, a “Support Agreement” and collectively, the “Support Agreements”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and use provisions that are no less favorable in the aggregate, and standstill provisions that are no less favorable, in each case, to ILG than those contained in the ILG Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“Action” means any claim, action, suit, arbitration, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person (other than any Association) that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of ILG shall include the Vistana Entities.

“Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the Disclosure Schedules), as may be amended or supplemented from time to time in accordance with its terms.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Vistana, ILG or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Association” means the condominium or owners’ association, or other similar entity, which is directly or indirectly responsible for the operation of each Vacation Ownership Property or any club comprised of Vacation Ownership Properties.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Code” means the Internal Revenue Code of 1986.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement, including the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Confidentiality Agreements” means the ILG Confidentiality Agreement and the Vistana Confidentiality Agreement.

“Consent” means any consent, approval, exemption, waiver, authorization, filing, registration or notification.

“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, benefit plan, deed of trust, lease, sublease, franchise, permit, authorization, license, instrument, binding commitment, obligation or other undertaking.

“Contribution” has the meaning set forth in the Separation Agreement.

“DGCL” means the Delaware General Corporation Law.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Date Payment” has the meaning set forth in the Separation Agreement.

“Distribution Tax Opinion” means any opinion issued by Starwood Tax Counsel and/or other tax advisor to Starwood regarding U.S. federal income Tax consequences of the Contribution and Distribution.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into at or prior to the Effective Time among Starwood, Vistana and ILG, substantially in the form attached as Exhibit A to the Separation Agreement.

“Environmental Laws” means any and all applicable Laws, including the common law, relating to the protection of the environment, natural resources or Hazardous Materials (in relation to protection of human health or the environment).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with Vistana or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 72,371,970 divided by the number of shares of Vistana Common Stock issued and outstanding immediately prior to the Effective Time.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person and its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the Registration Statement or the Vistana Registration Statement, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or the other transactions contemplated by this Agreement.

“Fraud” means an act in the making of a representation or warranty contained in this Agreement, committed by a Person making such representation or warranty, with intent to deceive another Person, and to induce him, her or it to enter into the contract and requires (i) a false representation of material fact made herein; (ii) with knowledge that such representation is false; (iii) with an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such Person to suffer damage by reason of such reliance.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government, any entity exercising executive, legislative, judicial regulatory or administrative function of or pertaining to government, and any arbitral body or tribunal of competent jurisdiction.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Authority; (ii) any political party or party official or candidate for political office; (iii) any public international organization, any department or agency thereof, or any officer, employee or representative thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as “toxic,” or “hazardous,” or as a “pollutant” or “contaminant” or words of similar meaning or effect, including, without limitation, mold, or other fungi.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hyatt Agreement” means that certain Master License Agreement, dated as of October 1, 2014, by and between Hyatt Franchising, L.L.C. and S.O.I. Acquisition Corp.

“Intellectual Property” means any and all right, title and interest in or relating to intellectual property, including: (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof; (ii) registered and unregistered trademarks, trade names, service marks, trade dress, logos and designs, domain names, all other designations of origin, together with all registrations or applications thereof, and all goodwill associated with any of the foregoing; (iii) all rights arising from or relating to computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; data, databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing; (iv) copyrights, database and design rights, whether or not registered, copyright registrations and applications, and works of authorship, along with all reversions, extensions and renewals thereof; (v) trade secrets, know-how and other confidential information (including methods, processes, techniques, customer and supplier lists, and marketing and business plans); and (vi) other intellectual property or proprietary rights equivalent or similar to any of the foregoing.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

“Intervening Event” means a material event, development or change in circumstances with respect to ILG first occurring or coming to the attention of the ILG Board after the date of this Agreement and prior to obtaining the ILG Shareholder Approval, and which was not known, and could not reasonably be expected to have been known or foreseen, by the ILG Board as of or prior to the date of this Agreement; provided, however, that in no event shall (A) the receipt, existence or terms of a Competing Proposal, (B) any events, developments or changes in circumstances of Starwood or the Vistana Entities, (C) the status of the Merger under the HSR Act or of any of the Approvals, (D) any change in the price, or change in trading volume, of ILG

Common Stock (but not, in each case, the underlying cause of any such changes), (E) meeting or exceeding internal or analysts’ expectations, projections or results of operations or (F) any matter relating to the foregoing or consequences of the foregoing, constitute an Intervening Event.

“ILG Common Stock” means the common stock, par value $0.01 per share, of ILG.

“ILG Confidentiality Agreement” means that certain Confidentiality Agreement by and between ILG and Starwood, dated as of September 1, 2015.

“ILG Datasite” means the datasite established by ILG for purposes of due diligence of ILG and the ILG Subsidiaries and their respective businesses.

“ILG Disclosure Schedule” means the disclosure schedule delivered by ILG to Starwood and Vistana on the date hereof and attached hereto.

“ILG Leased Real Property” means all Leased Real Property of ILG or any of its Subsidiaries.

“ILG Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of ILG and the ILG Subsidiaries, taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on the ability of ILG to perform its obligations hereunder, or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an ILG Material Adverse Effect under clause (a) of this definition: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which ILG and the ILG Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by this Agreement, (vi) changes in ILG’s stock price or the trading volume of ILG’s stock or any change in the credit rating of ILG (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement (provided, that this clause (vii) does not apply in the context of the representations and warranties set forth in Section 6.03), (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (ix) any Action arising from or relating to the Merger or the other transactions contemplated by this Agreement; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on ILG and the ILG Subsidiaries, taken as a whole, as compared to other participants in the industries in which ILG and the ILG Subsidiaries conduct their businesses.

“ILG Merger Tax Opinion” means any opinion issued by ILG Tax Counsel and/or other tax advisor to ILG regarding U.S. federal income tax consequences of the Merger.

“ILG Offering Documents” means the condominium and/or timeshare documentation or other real estate documents applicable to ILG and the ILG Subsidiaries and the subdivision and shared ownership of the property, including the condominium declaration (and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements), public offering statement, form of purchase and sale agreement, property owners’ association formation documents, sales disclosure documents, rules and regulations, club documents and all similar or related documents and instruments.

“ILG Option” means an option to purchase shares of ILG Common Stock granted pursuant to an ILG Stock Plan.

“ILG Owned Intellectual Property” means all Intellectual Property owned by ILG or the ILG Subsidiaries, including ILG Registered Intellectual Property.

“ILG Owned Real Property” means all Owned Real Property of ILG or any of its Subsidiaries.

“ILG PSU Award” means a performance share unit award relating to ILG Common Stock that is subject to a performance-based vesting requirement and granted pursuant to an ILG Stock Plan.

“ILG Registered Intellectual Property” means all Intellectual Property that is owned by ILG or any ILG Subsidiary and registered, filed, issued or granted under the authority of, with or by any Governmental Authority.

“ILG Rights Agreement” means that certain Rights Agreement, dated as of June 10, 2009, between ILG and The Bank of New York Mellon, a New York banking corporation, as Rights Agent

“ILG RSU Award” means a restricted share unit award relating to ILG Common Stock that is subject only to time-based vesting requirements and granted pursuant to an ILG Stock Plan.

“ILG Stock Plans” means the ILG 2008 Stock and Annual Incentive Plan, the ILG Deferred Compensation Plan for Non-Employee Directors, and the ILG 2013 Stock and Incentive Compensation Plan, each as amended.

“ILG Subsidiaries” means all direct and indirect Subsidiaries of ILG. For the avoidance of doubt, following the Effective Time, the ILG Subsidiaries shall include the Vistana Entities.

“ILG Tax Counsel” means Weil, Gotshal & Manges LLP.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means a private letter ruling from the IRS addressing the tax aspects of the Internal Reorganization received on June 24, 2015.

“IRS Supplemental Ruling” means a private letter ruling from the IRS addressing certain tax aspects of the Internal Reorganization, including tax aspects regarding the conversion of Starwood Vacation Ownership, Inc. from a corporation to a limited liability company under Florida law.

“knowledge” means (i) with respect to Starwood, the actual knowledge of the persons set forth in Section 1.01(d) of the Starwood Disclosure Schedule and (b) with respect to ILG, the actual knowledge of the persons set forth in Section 1.01(d) of the ILG Disclosure Schedule.

“Law” means, with respect to any Person, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, executive order, writ, injunction, judgment, decree, ruling, award or other similar requirement enacted, issued, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person.

“Leased Real Property” means, with respect to any Person, all real property leased with respect to which the applicable lease may not be terminated by such Person at will or by giving notice of ninety (90) days or less without penalty, cost or other liability.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

“License Agreement” means the License, Services and Development Agreement to be entered into at or prior to the Effective Time among Starwood, Vistana and ILG, substantially in the form attached as Exhibit B to the Separation Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Merger Tax Opinions” means the Starwood Merger Tax Opinion and the ILG Merger Tax Opinion.

“Mexican Competition Approval” means: (a) the clearance by the Mexican Federal Economic Competition Commission of the transactions contemplated under this Agreement; or (b) the expiration or termination of any waiting period, and any extension thereof, applicable to the consummation of the transactions contemplated by this Agreement under the Mexican Federal Law on Economic Competition.

“NASDAQ” means the NASDAQ Stock Market.

“Noncompetition Agreement” means the Noncompetition Agreement to be entered into at or prior to the Effective Time among Starwood and Vistana and ILG, substantially in the form attached as Exhibit C to the Separation Agreement.

“Organizational Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Owned Real Property” means, with respect to any Person, all real property owned by such Person.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease agreements; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (f) pledges or deposits to secure public or statutory obligations or appeal bonds; (g) easements, covenants, conditions, rights of way and similar restrictions on real property that (i) are matters of record or (ii) would be disclosed by a current, accurate survey and, in the case of both (i) and (ii), which do not materially interfere with the present uses of such real property; (h) to the extent released or terminated at or prior to the Effective Time, Liens securing payment, or any other obligations, of any Person with respect to indebtedness that have been disclosed to the Parties in writing; (i) Liens arising under or created by any Vistana Material Contract, ILG Material Contract, this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (j) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; (k) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (l) Liens referred to in the Starwood SEC Documents or the ILG SEC Documents; and (m) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority; and (n) Liens described on Section 1.01(a) of the Vistana Disclosure Schedule or Section 1.01(a) of the ILG Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means, (a) with respect to the Vistana Entities, in addition to any definition provided by any Vistana Entity for any similar term (e.g., “personally identifiable information” or “PII”) in any Vistana Entity privacy policy or other public-facing statement or (b) with respect to ILG and the ILG Subsidiaries, in addition to any definition provided by ILG or any ILG Subsidiary for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy or other public-facing statement of ILG or any ILG Subsidiary, in each case, information that identifies, could be used to identify or is or can be associated with a marketing lead, or current, or former customer or employee of the Vistana Business or the ILG Business, as applicable, including name, physical address, telephone number, email address, financial account number, credit card number or government-issued identifier (including Social Security number, driver’s license number or passport number), medical, health or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data.).

“Privacy Laws” means all Laws within the United States or Mexico applicable to the Vistana Business or the ILG Business, as applicable, which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, or security of Personal Information and all such laws or regulations governing breach notification, penalties and compliance with orders, including Section 5 of the Federal Trade Commission Act, state unfair and deceptive trade practice laws, the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Fair Credit Reporting Act, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, and the Federal Trade Commission’s Telemarketing Sales Rule.

“Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the ILG Shareholders Meeting.

“Qualified Vistana Common Stock” means Vistana Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), other than Vistana Common Stock actually acquired in the Distribution; provided that, for the avoidance of doubt, Qualified Vistana Common Stock shall not include any Vistana Common Stock acquired with respect to or in exchange for Starwood Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code). This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

“Record Date” means the close of business on the date to be determined by the Starwood Board as the record date for determining stockholders of Starwood entitled to receive shares of Vistana Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

“Reference Balance Sheet” means the balance sheet as of June 30, 2015 included in the Vistana Financial Statements.

“Registration Statement” means the registration statement on Form S-4 to be filed by ILG with the SEC to effect the registration under the Securities Act of the issuance of the shares of ILG Common Stock which will be issued to holders of Vistana Common Stock pursuant to the Merger (as amended and supplemented from time to time).

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SPG Affiliation Agreement” means the Starwood Preferred Guest Affiliation Agreement to be entered into at or prior to the Effective Time among Starwood, Vistana and Preferred Guest, Inc., a Delaware corporation, substantially in the form attached as Exhibit D to the Separation Agreement.

“Starwood Assumed Liability” has the meaning set forth in the Separation Agreement.

“Starwood Common Stock” means the common stock, par value $0.01 per share, of Starwood.

“Starwood Disclosure Schedule” means the disclosure schedule delivered by Starwood to ILG on the date hereof and attached hereto.

“Starwood Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has, or would reasonably be expected to have, a material adverse effect on the ability of Starwood to perform its obligations hereunder, or to consummate the transactions contemplated hereby.

“Starwood Merger Tax Opinion” means any opinion issued by Starwood Tax Counsel and/or other tax advisor to Starwood regarding U.S. federal income tax consequences of the Merger.

“Starwood Performance Share” has the meaning set forth in the Employee Matters Agreement.

“Starwood SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Starwood or Vistana with the SEC since January 1, 2014.

“Starwood Stock Plans” means the Starwood Hotels & Resorts Worldwide, Inc. 1999 Long-Term Incentive Compensation Plan, the Starwood Hotels & Resorts Worldwide, Inc. 2002 Long-Term Incentive Compensation Plan, the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan and the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan.

“Starwood Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Starwood Time-Based Stock Award” has the meaning set forth in the Employee Matters Agreement.

“Starwood Transferred Assets” has the meaning set forth in the Separation Agreement.

“Subsidiary” “Subsidiary” means, with respect to any Person, a corporation or other entity (other than any Association) of which more than 50% of the voting power of the equity securities or Interests is owned, directly or indirectly, by such Person.

“Support Obligations” means all guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances made or issued by or on behalf of Starwood or any of its Affiliates (other than the Vistana Entities) in support of any obligation of any Vistana Entity, as set forth on Section 1.01(b) of the Vistana Disclosure Schedule.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into at or prior to the Effective Time among Starwood, Vistana and ILG, substantially in the form attached as Exhibit E to the Separation Agreement.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, remittances or elections (including any related or supporting forms, schedules, statements or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes, including any such statements or forms filed in connection with estimated Tax payments, or the administration of any applicable Laws relating to any Taxes, whether in paper or electronic format.

“Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto.

“Transaction Documents” means the Separation Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the License Agreement, the Noncompetition Agreement, the SPG Affiliation Agreement, the Transition Services Agreement, the Support Agreements and any other agreement entered into by and among the Parties or any of their respective Subsidiaries (or between at least Starwood and ILG or Starwood and any of the Vistana Entities) pursuant to this Agreement or any of the foregoing, and including all annexes, exhibits, schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time among Starwood, Vistana and ILG, substantially in the form attached as Exhibit F to the Separation Agreement.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

“Vacation Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of products, programs and services, in each case wherein purchasers acquire an ownership interest in, use right of or other entitlement to use (including through interests in a land trust or similar real estate vehicle and regardless of whether the ownership interest, use right or other entitlement is expressed in the form of points, deeded weeks or other currency) one or more of certain determinable overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time).

“Vacation Ownership Property” has the meaning set forth in the License Agreement.

“Vistana Affiliate Contract” means any Contract (a) between any Vistana Entity, on the one hand, and any present or former officer or director of the Vistana Entities, on the other hand, or (b) required to be set forth on Schedule I of the Separation Agreement.

“Vistana Assets” has the meaning set forth in the Separation Agreement.

“Vistana Assumed Liabilities” has the meaning set forth in the Separation Agreement.

“Vistana Business” has the meaning set forth in the Separation Agreement.

“Vistana Common Stock” means the Common Stock, par value $0.01 per share, of Vistana.

“Vistana Confidentiality Agreement” means that certain Confidentiality Agreement by and between Starwood and ILG, dated as of June 12, 2015.

“Vistana Datasite” means the datasite established by Starwood for purposes of due diligence of the Vistana Entities and the Vistana Business.

“Vistana Disclosure Schedule” means the disclosure schedule delivered by Vistana to ILG on the date hereof and attached hereto.

“Vistana Employee” has the meaning set forth in the Employee Matters Agreement.

“Vistana Entities” means Vistana and the Vistana Subsidiaries, after giving effect to the Internal Reorganization.

“Vistana Leased Real Property” means all Leased Real Property of the Vistana Entities.

“Vistana Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Vistana and the Vistana Subsidiaries, taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on the ability of the Vistana Entities to perform its obligations hereunder, or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Vistana Material Adverse Effect under clause (a) of this definition: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Vistana and the Vistana Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by this Agreement, (vi) changes in Starwood’s stock price or the trading volume of Starwood’s stock or any change in the credit rating of Vistana (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement (provided, that this clause (vii) does not apply in the context of the representations and warranties set forth in Section 5.03), (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (ix) any Action arising from or relating to the Merger or the other transactions contemplated by this Agreement; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Vistana and the Vistana Subsidiaries, taken as a whole, as compared to other participants in the industries in which Vistana and the Vistana Subsidiaries conduct their businesses.

“Vistana Offering Documents” means the condominium and/or timeshare documentation or other real estate documents applicable to the Vistana Business and the subdivision and shared ownership of the property, including the condominium declaration (and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements), public offering statement, form of purchase and sale agreement, property owners’ association formation documents, sales disclosure documents, rules and regulations, club documents and all similar or related documents and instruments.

“Vistana Owned Intellectual Property” means all Intellectual Property owned by any Vistana Entity, including Vistana Registered Intellectual Property.

“Vistana Owned Real Property” means all Owned Real Property of the Vistana Entities, excluding the Vacation Ownership Interests.

“Vistana Registered Intellectual Property” means all Intellectual Property that is owned by any Vistana Entity and registered, filed, issued or granted under the authority of, with or by any Governmental Authority.

“Vistana Registration Statement” has the meaning set forth in the Separation Agreement.

“Vistana Subsidiaries” means all direct and indirect Subsidiaries of Vistana, after giving effect to the Internal Reorganization.

“Willful Breach” means, with respect to any covenant of a Party made in this Agreement, an action or omission taken or omitted to be taken by such Party in material breach of such covenant that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such covenant.

Section 1.02. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Additional ILG SEC Documents	Section 6.08(a)
Adverse Acquisition Agreement	Section 7.04(d)(ii)
Agent	Section 3.02(a)
Agreement	Preamble
Alternative Notice	Section 7.09(b)
Approvals	Section 7.06(a)
Certificate of Merger	Section 2.03
Clean Up Spin-Off	Recitals
Closing	Section 2.02
Closing Date	Section 2.02
Common Shares Trust	Section 3.03(b)
Competing Proposal	Section 7.09(f)(i)
Distribution	Recitals
Distribution Documents	Section 5.24
Distribution Fund	Section 3.02(a)
DOJ	Section 7.06(a)
Effective Time	Section 2.03
ERISA	Section 5.13(a)
Excess Shares	Section 3.03(a)
Exchange Offer	Recitals
FCPA	Section 5.11(b)
FTC	Section 7.06(a)
ILG	Preamble
ILG Adverse Recommendation Change	Section 7.04(d)(ii)
ILG Affiliate Contract	Section 6.22
ILG Benefit Plan	Section 6.12(a)
ILG Board	Recitals

Term	Section
ILG Business	Section 6.19(b)
ILG Material Contracts	Section 6.11
ILG Privacy Policies	Section 6.19(h)
ILG Recommendation	Section 6.25
ILG SEC Documents	Section 6.08(a)
ILG Share Issuance	Recitals
ILG Shareholder Approval	Section 6.26
ILG Shareholders Meeting	Section 7.04(d)(i)
ILG Systems	Section 6.19(h)
ILG Voting Debt	Section 6.06(b)
Interim Period	Section 7.01
Internal Reorganization	Recitals
IRS Submission	Section 7.03(a)(i)
Merger	Section 2.01
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.01(b)
Multiemployer Plan	Section 5.13(d)
Negotiation Period	Section 7.09(b)
Nominating Committee	Section 2.05(a)
Non-U.S. Plan	Section 5.13(f)
OFAC	Section 5.11(e)
One-Step Spin-Off	Recitals
Outside Date	Section 9.01(c)
Party	Preamble
Remedies Exception	Section 4.02
Replacement Starwood Designee	Section 2.05(a)
Sarbanes-Oxley Act	Section 6.08(b)
Schedule TO	Section 7.04(a)
Separation Agreement	Recitals
Starwood	Preamble
Starwood Benefit Plan	Section 5.13(a)
Starwood Board	Recitals
Starwood Business Names	Section 7.18(a)
Starwood Designated Directors	Section 2.05(a)
Support Agreement	Recitals
Tax Representations	Section 7.03(b)
Vistana	Preamble
Vistana Benefit Plan	Section 5.13(a)
Vistana Board	Recitals
Vistana Financial Statements	Section 5.08
Vistana Material Contracts	Section 5.12(a)
Vistana Privacy Policies	Section 6.19(f)
Vistana Shareholder Approval	Section 5.25
Vistana Systems	Section 5.20(f)
Vistana Voting Debt	Section 5.06(b)

Term	Section
Superior Proposal	Section 7.09(f)(ii)
Surviving Corporation	Section 2.01
Termination Fee	Section 9.03(b)
Threshold Percentage	Section 3.01(d)
WARN	Section 5.14(d)

Section 1.03. Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (F) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive;

(ii) references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(g) All monetary figures shall be in United States dollars unless otherwise specified.

(h) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a Vistana Material Adverse Effect or ILG Material Adverse Effect, as applicable, or materiality.

(i) Unless otherwise expressly provided for in any such representation or warranty, each of the representations and warranties of the Parties set forth herein shall be deemed to be made as if the Internal Reorganization has been consummated as of the date such representations and warranties are made hereunder.

(j) The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the ILG Datasite or the Vistana Datasite, as applicable, or are otherwise publicly available on the SEC website and thereby provided to such Party).

ARTICLE II

THE MERGER

Section 2.01. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Vistana (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Vistana shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Vistana shall become a wholly-owned Subsidiary of ILG. References herein to “Vistana” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.02. Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.01, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern time, on the date which is the third (3rd) Business Day after the conditions set forth in Article VIII (other than those, including the Internal Reorganization and the Distribution, that are to be satisfied by action at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, NY 10022, unless another date, time or place is agreed to in writing by Starwood and ILG. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.03. Effective Time. On the Closing Date, Vistana and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as ILG and Vistana shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 2.04. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Vistana shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit C to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.

(b) The bylaws of Vistana shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Exhibit D to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws, this Agreement and applicable Law.

Section 2.05. Governance Matters.

(a) The ILG Board shall take all action necessary such that, effective as of the Effective Time, the ILG Board shall consist of thirteen members, including four individuals selected by Starwood (the “Starwood Designated Directors”) reasonably satisfactory to the Nominating Committee of the ILG Board (the “Nominating Committee”) who shall be appointed to the ILG Board; provided that if, at any time prior to the second annual meeting of the ILG shareholders that occurs after the Effective Time, any of the Starwood Designated Directors is unable or unwilling to serve or is otherwise no longer serving as a member of the ILG Board, then Starwood shall select a replacement individual reasonably satisfactory to the Nominating Committee (a “Replacement Starwood Designee”) to fill the vacancy created thereby. Each of the Starwood Designated Directors shall qualify as an “independent director”, as such term is defined in NASDAQ Equity Rule 5605(a)(2) and at least one of the Starwood Designated Directors shall meet the minimum requirements to serve on the audit committee of the ILG Board under the NASDAQ Marketplace Rules. In addition, ILG shall cause each such Starwood Designated Director or Replacement Starwood Designee, as applicable, to be included in the slate of nominees recommended by the ILG Board to ILG’s shareholders for election as directors at the next two annual meetings of ILG shareholders to occur following the Effective Time and shall use commercially reasonable efforts to cause the election of each such Starwood Designated Director or Replacement Starwood Designee, as applicable, including soliciting proxies in favor of the election of such Persons, at such annual meetings.

(b) The ILG Board shall take all action necessary such that, effective as of the Effective Time, during such time as the Starwood Designated Directors or Replacement Starwood Designees are required to be appointed as members of the ILG Board in accordance with Section 2.05(a), at least one Starwood Designated Director or Replacement Starwood Designee, as applicable, is appointed to each of the Nominating Committee, the audit committee and the compensation committee (subject, to the extent required by the NASDAQ Marketplace Rules, qualification to serve on such Committee).

(c) From and after the Effective Time, the officers of ILG and Vistana as set forth on Schedule 2.05(c) shall be the initial officers of the Surviving Corporation. Such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(d) From and after the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.06. Name; Corporate Offices.

(a) The name of the Surviving Corporation at the Effective Time shall be “Vistana Signature Experiences, Inc.”.

(b) The location of the headquarters and principal executive offices of the Surviving Corporation at the Effective Time shall be Vistana’s executive offices.

ARTICLE III

CONVERSION OF SHARES

Section 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Vistana, Merger Sub or any holder of the capital stock of Starwood, Vistana, Merger Sub or ILG:

(a) Conversion of Vistana Capital Stock.

(i) Each share of Vistana Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.01(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.03, fraction of a share of ILG Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.01(a)(iv).

(ii) Each share of Vistana Common Stock held by Vistana as treasury stock or by ILG, in each case, immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) Each share of Vistana Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.01, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of ILG Common Stock as provided in Section 3.01(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.02(c).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of ILG Common Stock or Vistana Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to ILG Common Stock or Vistana Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than the Internal Reorganization; provided that nothing in this Section 3.01(a)(iv) shall be construed to permit Starwood, Vistana or ILG to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b) Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) ILG Common Stock. Each share of ILG Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

(d) Exchange Ratio True-Up. If the percentage of outstanding shares of ILG Common Stock to be received by former Vistana shareholders with respect to Qualified Vistana Common Stock would be less than 50.5% (the “Threshold Percentage”) of all outstanding ILG Common Stock (determined without regard to any adjustment pursuant to this Section 3.01(d)) then upon Starwood’s election, the aggregate number of shares of ILG Common Stock into which the shares of Vistana Common Stock are converted pursuant to Section 3.01(a)(i) shall be increased such that the number of shares of ILG Common Stock to be received by former Vistana shareholders with respect to Qualified Vistana Common Stock equals the Threshold Percentage. If any such increase is required, then the Distribution Date Payment shall be decreased by an amount equal to product of $19.08 multiplied by the number of additional shares of ILG Common Stock required to be issued pursuant to the true-up set forth in this Section 3.01(d) solely by reason of such actions taken by Starwood or its Affiliates; provided, however, that the preceding clause shall not apply if ILG acted in a way that caused the failure to meet the Threshold Percentage in the absence of the increase in ILG Common Stock issued pursuant to this Section 3.01(d).

Section 3.02. Distribution of Per Share Merger Consideration.

(a) Agent. Prior to the Effective Time, Starwood will appoint a bank or trust company reasonably acceptable to ILG as distribution agent (the “Agent”). Prior to or at the Effective Time, ILG shall deposit with the Agent, for the benefit of Persons who received shares of Vistana Common Stock in the Distribution and for distribution in accordance with this Article III, through the Agent, book-entry authorizations representing the shares of ILG Common Stock (such shares of ILG Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.02(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.01 upon conversion of outstanding shares of Vistana Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the ILG Common Stock contemplated to be issued pursuant to Section 3.01 from the shares of ILG Common Stock held in the Distribution Fund. If ILG deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to ILG. The Distribution Fund shall not be used for any other purpose.

(b) Distribution Procedures. At the Effective Time, all issued and outstanding shares of Vistana Common Stock shall be converted into the right to receive shares of ILG Common Stock pursuant to, and in accordance with, the terms of this Agreement. Immediately thereafter, the Agent shall distribute the shares of ILG Common Stock into which the shares of Vistana Common Stock that were distributed in the Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of Vistana Common Stock were distributed in the Distribution and to the Persons who received Vistana Common Stock in the Distribution. Each Person entitled to receive Vistana Common Stock in the Distribution shall be entitled to receive in respect of the shares of Vistana Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of ILG Common Stock that such holder has the right to receive pursuant to this Section 3.02(b) (and cash in lieu of fractional shares of ILG Common Stock, as contemplated by Section 3.03) (and any dividends or distributions and other amounts pursuant to Section 3.02(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to ILG Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(c) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made after the Effective Time with respect to ILG Common Stock with a record date after the Effective Time shall be paid with respect to any shares of ILG Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of ILG Common Stock, there shall be paid to the record holder of such shares of ILG Common Stock, without interest, (i) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of ILG Common Stock to which such holder is entitled pursuant to Section 3.03 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ILG Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of ILG Common Stock. ILG shall deposit in the Distribution Fund all such dividends and distributions.

(d) No Further Ownership Rights in Vistana Common Stock. All shares of ILG Common Stock issued in respect of shares of Vistana Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.03) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Vistana Common Stock.

(e) Termination of Distribution Fund. Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Vistana on the one-year anniversary of the Effective Time shall be delivered to ILG, and any former stockholders of Vistana who have not received shares of ILG Common Stock in accordance with this Article III shall thereafter look only to ILG for payment of their claim for ILG Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to ILG Common Stock (subject to any applicable abandoned property, escheat or similar Law).

(f) No Liability. Neither Starwood, the Surviving Corporation, ILG, Merger Sub, the Agent nor any other Person shall be liable to any holder of Vistana Common Stock or any holder of shares of Starwood Common Stock for shares of ILG Common Stock (or dividends or distributions with respect thereto or with respect to Vistana Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Vistana shall be closed and no transfer shall be made of any shares of capital stock of Vistana that were outstanding as of the Effective Time.

(h) Tax Withholding. ILG or the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Vistana Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

Section 3.03. Fractional Shares.

(a) No fractional shares of ILG Common Stock shall be issued in the Merger, but in lieu thereof each holder of Vistana Common Stock otherwise entitled to a fractional share of ILG Common Stock will be entitled to receive, from the Agent in accordance with the provisions of this Section 3.03, a cash payment in lieu of such fractional share of ILG Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Agent (reduced by any fees of the Agent attributable to such sale) in one or more transactions of shares of ILG Common Stock equal to the excess of (A) the aggregate number of shares of ILG Common Stock to be delivered to the Agent by ILG pursuant to Section 3.02(a) over (B) the aggregate number of whole shares of ILG Common Stock to be distributed to the holders of shares of Vistana Common Stock pursuant to Section 3.02(b) (such excess, the

“Excess Shares”). Starwood, Vistana, ILG and Merger Sub acknowledge that payment of the cash consideration in lieu of issuing fractional shares of ILG Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to ILG that would otherwise be caused by the issuance of fractional shares of ILG Common Stock. As soon as practicable after the Effective Time, the Agent, as agent for the holders of Vistana Common Stock that would otherwise receive fractional shares of ILG Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Agent, as agent for the holders of Vistana Common Stock that would otherwise receive fractional shares of ILG Common Stock, shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Vistana Common Stock, the Agent shall hold such proceeds in trust for the holders of Vistana Common Stock that would otherwise receive fractional shares of ILG Common Stock (the “Common Shares Trust”). The Agent shall determine the portion of the Common Shares Trust to which each holder of Vistana Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Vistana Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Vistana Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Vistana Common Stock in lieu of any fractional shares of ILG Common Stock, the Agent shall make available such amounts to such holders of shares of Vistana Common Stock without interest, subject to and in accordance with Section 3.02.

Section 3.04. Starwood Equity Awards. Each Starwood Time-Based Stock Award and Starwood Performance Share held by a Vistana Employee as of the Effective Time shall be treated as set forth in the Employee Matters Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STARWOOD

Except as otherwise disclosed or identified in (i) the Starwood SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Starwood SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (ii) the Starwood Disclosure Schedule, Starwood hereby represents and warrants to ILG and Merger Sub as follows:

Section 4.01. Organization of Starwood. Starwood has been duly incorporated and is validly existing as a Maryland corporation.

Section 4.02. Due Authorization. Starwood has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and (subject to the receipt of the Consents described in Section 4.04) to consummate the transactions contemplated hereby and thereby, except for such further action of the Starwood Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Starwood Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution and delivery by Starwood of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Starwood is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time, except for such further action of the Starwood Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Starwood Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). Each of this Agreement and the Transaction Documents to which Starwood is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the other applicable Transaction Documents to which each of ILG and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of ILG and Merger Sub (as applicable)) constitutes or will constitute the legal, valid and binding obligation of Starwood, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.03. No Conflict. Subject to the receipt of the Consents set forth in Section 4.04 and assuming the accuracy of the representations and warranties of ILG and Merger Sub set forth in Article VI, the execution and delivery by Starwood of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by Starwood of the transactions contemplated hereby and thereby do not and will not, as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to Starwood or by which any of its assets is bound; (b) conflict with any provision of the Organizational Documents of Starwood; or (c) violate any provision of or result in a breach of, or require a consent under, any material Contract to which Starwood is party, or terminate or result in the termination of any such Contract, except, in the case of each of clauses (a) and (c), as would not, individually or in the aggregate, have a Starwood Material Adverse Effect.

Section 4.04. Governmental Consents. Assuming the accuracy of the representations and warranties of ILG and Merger Sub set forth in Article VI, no Consent of, with or to any Governmental Authority is required to be obtained or made by Starwood in connection with the execution or delivery by Starwood of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by Starwood of the transactions contemplated hereby or thereby, except for or in compliance with (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (b) further action of the Starwood Board to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Starwood Board (which is subject to the satisfaction of the conditions set forth in the Separation Agreement); (c) the rules and regulations of the NASDAQ, (d) applicable requirements of the Competition Laws; (e) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act, and (f) Consents set forth on Section 4.04 of the Starwood Disclosure Schedule.

Section 4.05. Litigation and Proceedings. In each case, as of the date hereof, (a) there are no Actions pending or, to the knowledge of Starwood, threatened before or by any Governmental Authority against Starwood that, individually or in the aggregate, would result in a Starwood Material Adverse Effect and (b) there is no Law purporting to enjoin or restrain the execution and delivery by Starwood of this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time or the consummation by Starwood of the transactions contemplated hereby or thereby or that, individually or in the aggregate, would result in a Starwood Material Adverse Effect.

Section 4.06. Brokers’ Fees. No broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which ILG, Merger Sub, the Surviving Corporation or the Vistana Entities would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Starwood or any of its Affiliates (other than the Vistana Entities).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF STARWOOD RELATING TO VISTANA

Except as otherwise disclosed or identified in (i) the Starwood SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Starwood SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (ii) Vistana Disclosure Schedule, Starwood hereby represents and warrants to ILG and Merger Sub as follows:

Section 5.01. Organization of Vistana. Vistana has been duly incorporated and is validly existing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets where such assets are now owned, leased and operated and to conduct its business as it is now being conducted. Vistana has made available to ILG and Merger Sub true and complete copies of the certificate of incorporation and bylaws of Vistana. Vistana is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Vistana Material Adverse Effect.

Section 5.02. Subsidiaries.

(a) Section 5.02(a) of the Vistana Disclosure Schedule sets forth a list of the Vistana Subsidiaries and their respective jurisdictions of organization. Each Vistana Subsidiary has been duly organized and is validly existing under the Laws of its jurisdiction organization and has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted.

(b) Each Vistana Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not, individually or in the aggregate, have a Vistana Material Adverse Effect. Other than the Vistana Subsidiaries and as set forth on Section 5.02(b) of the Vistana Disclosure Schedule, Vistana does not own or hold, directly or indirectly, any Interest in any other Person.

Section 5.03. Due Authorization. Vistana has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 5.05) to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to the adoption of this Agreement by Starwood, as sole stockholder of Vistana, which will occur within 24 hours after execution of this Agreement, and except for such further action of the Starwood Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Starwood Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution and delivery by Vistana of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Vistana of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been or will be duly and validly executed and delivered by Vistana and (assuming that each this Agreement and the other applicable Transaction Documents to which each of ILG and Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of ILG and Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Vistana, enforceable against Vistana in accordance with its terms, subject the Remedies Exception.

Section 5.04. No Conflict. Subject to the receipt of the Consents described in Section 5.05 and assuming the accuracy of the representations and warranties of ILG and Merger Sub set forth in Article VI, the execution and delivery by Vistana of this Agreement and the Transaction Documents to which Vistana is or will be a party at the Effective Time and the consummation by Vistana of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by the Vistana Entities) do not and will not, as of the Effective Time, (a) violate any provision of, or result in the material breach of, any Law applicable to any Vistana Entity or by which any of its assets is bound; (b) conflict with any provision of the Organizational Documents of the Vistana Entities; or (c) violate any provision of or result in a breach of, or require a consent under, or terminate or result in the termination, creation, modification or acceleration of any obligation under, or result in the loss, reduction or delay of any benefit or payment obligation under, or give rise to any increased, additional or accelerated rights of any other party under, or create any restriction on the conduct of the Vistana Business pursuant to any Vistana Material Contract, except, in the case of clauses (a) and (c), as would not, individually or in the aggregate, have a Vistana Material Adverse Effect.

Section 5.05. Governmental Consents. Assuming the accuracy of the representations and warranties of ILG and Merger Sub set forth in Article VI, no Consent of, with or to any Governmental Authority is required to be obtained or made by any Vistana Entity in connection with the execution or delivery by the Vistana of this Agreement or the Transaction Documents to which Vistana is or will be a party at the Effective Time or the consummation by Vistana of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the Competition Laws; (b) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (c) Consents described in Section 4.04 and Consents set forth on Section 5.05 of the Vistana Disclosure Schedule.

Section 5.06. Capitalization of Vistana.

(a) As of the date hereof, (i) the authorized capital stock of Vistana consists of one hundred (100) shares of Vistana Common Stock, (ii) the issued and outstanding shares of capital stock of Vistana consists of one hundred (100) shares of Vistana Common Stock and (iii) no shares of Vistana Common Stock are being held by Vistana in its treasury. All of the issued and outstanding shares of Vistana Common Stock are owned by Starwood and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of Vistana Common Stock determined in accordance with Section 7.14.

(b) No bonds, debentures, notes or other indebtedness of any Vistana Entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Vistana (including Vistana Common Stock) may vote (“Vistana Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

(c) Except pursuant to the Separation Agreement, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of Vistana, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of Vistana, (ii) agreements of any kind which may obligate Vistana to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of Vistana.

Section 5.07. Capitalization of Subsidiaries. The issued and outstanding Interests of each of the Vistana Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Vistana, directly or indirectly, owns of record and beneficially all the issued and outstanding Interests of the Vistana Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such Vistana Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such Vistana Subsidiaries, and there are no agreements of any kind which may obligate any Vistana Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 5.08. Financial Statements. Set forth on Section 5.08(a) of the Vistana Disclosure Schedule are (i) the audited combined balance sheets, and statements of comprehensive income, changes in parent equity and cash flows of the Vistana Entities (without giving effect to the Internal Reorganization with respect to the Starwood Transferred Assets and Starwood Assumed Liabilities) as of December 31, 2013, and December 31, 2014, and the related combined audited statements of comprehensive income, changes in parent equity and cash flows for the years ended December 31, 2013, and December 31, 2014 and (ii) the unaudited combined balance sheet of the Vistana Entities (without giving effect to the Internal Reorganization with respect to the Starwood Transferred Assets and the Starwood Assumed Liabilities) as of June 30, 2015, and the related unaudited combined statement of comprehensive income, changes in parent equity and cash flows for the six (6)-months ended June 30, 2015 (the “Vistana Financial Statements”). The Vistana Financial Statements present fairly, in all material respects, the financial position and results of operations of the Vistana Entities (without giving effect to the Internal Reorganization with respect to the Starwood Transferred Assets and the Starwood Assumed Liabilities) as of the dates and for the periods indicated in such Vistana Financial Statements, were derived from the consolidated financial statements and accounting records of Starwood, and were prepared on a stand-alone basis in accordance with GAAP, applied consistently (except, with respect to the interim financial statements, for normal year-end adjustments and the absence of footnote disclosures); provided, that (A) the Vistana Financial Statements include costs for services provided by Starwood that were on a basis determined by Starwood to reflect a reasonable allocation of the actual costs incurred to perform these services and (B) such allocation may not, however, reflect the expenses that would have been incurred as an independent company for the periods presented, nor are the costs indicative of what will be incurred in the future.

(b) Neither Vistana nor any of the Vistana Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

Section 5.09. Undisclosed Liabilities. There is no undisclosed material Liability of the Vistana Entities of a type required to be reflected or reserved for on a balance sheet of the Vistana Entities or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the Vistana Financial Statements or disclosed in the notes thereto; (b) Liabilities that have arisen since the date of the Reference Balance Sheet in the ordinary course of the operation of business of the Vistana Entities; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or (d) Liabilities, individually or in the aggregate, that have not had and would not have a Vistana Material Adverse Effect.

Section 5.10. Litigation and Proceedings. In each case, as of the date hereof, except as set forth on Section 5.10 of the Vistana Disclosure Schedule, (a) there are no Actions pending or, to the knowledge of Vistana, threatened before or by any Governmental Authority against any Vistana Entity and (b) there is no Law purporting to enjoin or restrain the execution and delivery by Vistana of this Agreement or the Transaction Documents to which Vistana is or will be a party at the Effective Time or the consummation by Vistana of the transactions contemplated hereby or thereby that, in each case, individually or in the aggregate, has had or would have a Vistana Material Adverse Effect.

Section 5.11. Legal Compliance.

(a) Except for Laws regarding Vistana Benefit Plans and related matters (which are addressed exclusively in Section 5.13), Laws relating to employment and labor matters (which are addressed exclusively in Section 5.14), Laws relating to Taxes (which are addressed exclusively in Section 5.15), Permits (which are addressed exclusively in Section 5.18), Laws relating to Intellectual Property (which are addressed exclusively in Section 5.20), and Environmental Laws (which are addressed exclusively in Section 5.21), the Vistana Entities are in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Vistana Entities (taken as a whole). As of the date hereof, none of the Vistana Entities has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the past two (2) years, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Vistana Entities (taken as a whole).

(b) The Vistana Entities and, to the extent acting on behalf of the Vistana Entities in connection with the Vistana Business, Starwood (i) are in compliance, and for the past five years have been in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and, to the knowledge of Vistana or Starwood, any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not been given notice by a Governmental Authority of, or to the knowledge of Vistana or Starwood, been investigated by any Governmental Authority with respect to, any actual or alleged violation by the Vistana Entities in connection with the business of the Vistana Entities of the FCPA or any other applicable Anti-corruption Laws and (iii) during the past five (5) years have had an operational program, including policies, procedures and training intended to enhance awareness of and compliance by the Vistana Entities with the FCPA and any other applicable Anti-corruption Laws.

(c) During the past five (5) years, none of the Vistana Entities has, directly or indirectly, through its Representatives or, to the knowledge of Vistana or Starwood, any Person authorized to act on its behalf or on Starwood’s behalf in connection with the Vistana Business (including any distributor, agent, sales intermediary or other third party), corruptly offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(d) During the past five (5) years, (i) the Vistana Entities have maintained complete and accurate books and records, including records of payments to any agents, consultants,

representatives, third parties and Government Officials, in accordance with GAAP, in all material respects; (ii) there have been no false or fictitious entries made in the books and records of the Vistana Entities relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment; and (iii) the Vistana Entities have not established or maintained a secret or unrecorded fund.

(e) To the knowledge of Vistana, during the past five years, none of the Vistana Entities has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC or equivalent and applicable denied party lists maintained by a Governmental Authority outside the United States).

Section 5.12. Material Contracts.

(a) Section 5.12(a) of the Vistana Disclosure Schedule sets forth a list of all Contracts described in clauses (i) through (xi) of this Section 5.12(a) to which, as of the date hereof, any Vistana Entity is a party, other than (x) the Vistana Benefit Plans, (y) any Contract solely between or among one or more Vistana Entities and (z) any purchase orders entered into in connection with any Vistana Entity’s ordinary course of business purchasing activities (such Contracts, collectively, the “Vistana Material Contracts”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 5.12(a)) that Vistana reasonably anticipates will involve annual payments or consideration furnished by or to any of the Vistana Entities of more than $1,500,000;

(iii) each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by any of the Vistana Entities, in each case, having an outstanding principal amount in excess of $1,500,000;

(iv) any swap, forward, future, option, cap, floor, collar or similar financial Contract or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(v) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any of the Vistana Entities (other than in the ordinary course of business), in each case, involving payments in excess of $5,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi) each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly-owned Vistana Subsidiaries);

(vii) each Contract that relates to ongoing or scheduled development plans or arrangements or capital expenditures, in an annual amount in excess of $1,500,000;

(viii) each Contract containing covenants expressly limiting (a) in any material respect the freedom of any of the Vistana Entities to compete with any Person in a product line or line of business or operate in any geographic location or (b) the ability of any Vistana Entity to incur a Lien on its assets, including Liens on the capital stock of any Vistana Entity;

(ix) any Contract providing a Person with any: (A) right to cause the appointment or nomination of directors of any Vistana Entity, (B) consent or approval rights with respect to any change in Organizational Documents or other significant corporate action by any Vistana Entity, or (C) right of first refusal or first offer or other approval or consent rights with respect to any liquidation, dissolution, restructuring, recapitalization, reorganization or merger of any Vistana Entity;

(x) any Contract containing a change of control provision which would be triggered by the transactions contemplated by this Agreement and requires payments in excess of $1,500,000; and

(xi) each Contract pursuant to which any of the Vistana Entities grants to a third party or is granted from a third party any license with respect to Intellectual Property material to the Vistana Business, other than licenses for commercially available software.

(b) All of the Vistana Material Contracts are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Vistana Entity party thereto and, to the knowledge of Vistana, represent the valid and binding obligations of the other parties thereto, except as has not, individually or in the aggregate, had or would have a Vistana Material Adverse Effect. No Vistana Entity has received any written claim or notice of material breach of or material default under any such Vistana Material Contract, which breach or default has not been cured without penalty, cost or other liability, in each case, that would be material to the Vistana Entities (taken as a whole). No Vistana Entity, nor, to the knowledge of Vistana, any other party thereto, is in breach of or default under any such Vistana Material Contract, and, to the knowledge of Vistana, no event has occurred thereunder which, individually or together with other events, would have a Vistana Material Adverse Effect.

Section 5.13. Vistana Benefit Plans.

(a) Section 5.13(a) of the Vistana Disclosure Schedule sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any other material plan, agreement, practice, policy, program or arrangement (whether oral or written) providing any severance, equity, compensation, bonus, profit sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefit (health, dental, vision, life and disability), sick pay, pension, retirement benefit, or other benefits to any current or former director, officer, service provider or employee of any Vistana Entity that is maintained, sponsored or contributed to by Starwood or any of its Subsidiaries (including any Vistana Entity), other than any of the foregoing that would otherwise be required to be listed on Section 5.14 of the Vistana Disclosure Schedule were it not for the threshold contained therein (each a “Starwood Benefit Plan”). Each Starwood Benefit Plan that is sponsored by any Vistana Entity (each, a “Vistana Benefit Plan”) is denoted with an asterisk in Section 5.13(a) of the Vistana Disclosure Schedule.

(b) Vistana has made available to ILG and Merger Sub copies of each Starwood Benefit Plan. Vistana has also made available to ILG and Merger Sub copies of (i) any trust agreement relating to each Starwood Benefit Plan, (ii) the most recent summary plan description for each Starwood Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Starwood Benefit Plan (if applicable) and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Starwood Benefit Plan, in each case, other than a Multiemployer Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Vistana Entities (taken as a whole), other than with respect to any Starwood Benefit Plan which is a Multiemployer Plan: (i) each Starwood Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) each Starwood Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification and nothing has occurred that could reasonably be expected to affect that qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter; and (iii) none of the Starwood Benefit Plans provides retiree health or retiree life insurance benefits coverage; provided that for this purpose, retiree health or retiree life insurance benefits coverage shall be deemed not to include (A) coverage through the end of the applicable month of termination or during an applicable severance period, (B) any coverage as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law, or (C) coverage provided at the expense of the participant or the participant’s beneficiary.

(d) Section 5.13(d) of the Vistana Disclosure Schedule sets forth a complete list of each Starwood Benefit Plan that is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, including any defined benefit plan (as defined in Section 3(35) of ERISA) in each case, that is subject to Title IV of ERISA. Except as would not, individually or in the aggregate, result in material Liability to the Vistana Entities

(taken as a whole), none of the Vistana Entities nor any of their Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Vistana Entities (taken as a whole), with respect to the Starwood Benefit Plans, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Vistana, threatened, and, (ii) to the knowledge of Vistana, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f) Section 5.13(f) of the Vistana Disclosure lists all Starwood Benefit Plans available primarily to employees residing outside the United States (each, a “Non-U.S. Plan”). Each Non-U.S. Plan required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Plan that is a Vistana Benefit Plan is a fully insured health and welfare plan.

(g) The representations and warranties set forth in this Section 5.13 and, to the extent relating to the Vistana Benefit Plans and related matters, Section 5.12, constitute the sole and exclusive representations and warranties of Starwood made regarding Vistana Benefit Plans and related matters.

Section 5.14. Labor Relations.

(a) Except as set forth on Section 5.14 of the Vistana Disclosure Schedule, no Vistana Entity is a party to any labor or collective bargaining agreement. Vistana has made available to ILG and Merger Sub true and correct copies of each such labor or collective bargaining agreement, together with all amendments, modifications or supplements thereto. As of the date hereof, there are no union organizing activities involving any Vistana Entity pending or, to the knowledge of Vistana, threatened against any Vistana Entity by any labor organization or group of Vistana Employees.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of Vistana, threatened against or involving any Vistana Entity.

(c) There are no complaints, charges or claims against any Vistana Entity pending, or to the knowledge of Vistana, threatened that could be brought or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(d) Each Vistana Entity is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not result in a Vistana Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Vistana Entity within the six (6) months prior to Closing.

(e) Section 5.14 of the Vistana Disclosure Schedule contains a list of all individual employment, consulting, retention, change in control bonus or severance Contracts (other than employee offer letters entered into in the ordinary course of business) to which, as of the date hereof, any Vistana Entity is a party with respect to any current employee whose annual base salary during the fiscal year ended December 31, 2015, will exceed $200,000 and which may not be terminated by any Vistana Entity at will or by giving notice of thirty (30) days or less without penalty, costs or other liability. Vistana has made available to ILG and Merger Sub true and correct copies of each such Contract, as in effect as of the date hereof. All of the Contracts set forth on Section 5.14 of the Vistana Disclosure Schedule are (i) in full force and effect and (ii) represent the valid and binding obligations of the Vistana Entity party thereto and, to the knowledge of Vistana, represent the valid and binding obligations of the other parties thereto, except as has not, individually or in the aggregate, had a Vistana Material Adverse Effect. No Vistana Entity has received any written claim or notice of material breach of or material default under any such Contract set forth on Section 5.14 of the Vistana Disclosure Schedule, no Vistana Entity, nor, to the knowledge of Vistana, any other party thereto, is in breach of or default under any such Contract, and, to the knowledge of Vistana, no event has occurred thereunder which, individually or together with other events, would have a Vistana Material Adverse Effect.

(f) The representations and warranties set forth in this Section 5.14 constitute the sole and exclusive representations and warranties of Starwood regarding employment and labor matters.

Section 5.15. Tax Matters. Except as set forth on Section 5.15 of the Vistana Disclosure Schedule:

(a) All material Tax Returns required to be filed by or with respect to any Vistana Entity, the Vistana Assets or the Vistana Business have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid, or adequate reserves therefor in accordance with GAAP have been provided on the Vistana Financial Statements.

(b) There are no agreements in effect extending the period for assessment of collection of any material Taxes of the Vistana Entities that have been filed with any Governmental Authority.

(c) All material Taxes required to be withheld in respect of the Vistana Business, the Vistana Assets or any Vistana Entity by Starwood, Vistana or their respective Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(d) No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against any Vistana Entity (or, to the knowledge of Vistana, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from the Vistana Entities.

(e) Other than in connection with the Distribution, no Vistana Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(f) No Vistana Entity has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of such Vistana Entity

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any Vistana Entity.

(h) The representations and warranties set forth in this Section 5.15 and, to the extent relating to Tax matters, Section 5.13, constitute the sole and exclusive representations and warranties of Starwood regarding Tax matters.

Section 5.16. Brokers’ Fees. Except as set forth on Section 5.16 of the Vistana Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which ILG, Merger Sub or the Vistana Entities would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by any Vistana Entity.

Section 5.17. Insurance. All insurance policies (excluding any Vistana Benefit Plans) to which any Vistana Entity is currently a party, or which are held for the benefit of the Vistana Entities, are in full force and effect, and, to the knowledge of Vistana, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had, individually or in the aggregate, a Vistana Material Adverse Effect.

Section 5.18. Permits. Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.21), the Vistana Entities have obtained all of the material Permits necessary under applicable Laws for the Vistana Entities to own, lease and operate their assets in the manner in which they are now owned, leased and operated and to conduct the Vistana Business as now conducted, except as would not, individually or in the aggregate, reasonably be expected be material to the Vistana Entities (taken as a whole). The Vistana Entities are in compliance with such material Permits and as of the date hereof, there are no Actions pending or, to the knowledge of Vistana, threatened which would reasonably be expected to result in the revocation or termination of any such Permit.

Section 5.19. Real Property.

(a) Section 5.19(a) of the Vistana Disclosure Schedule sets forth the common address, as of the date hereof, of all Vistana Owned Real Property. The Vistana Entities have good and marketable fee simple title (or the applicable local equivalent) to all Vistana Owned Real Property, subject to any Permitted Liens. As of the date hereof, no Vistana Entity has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of the Vistana Owned Real Property. No Vistana Entity has leased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Vistana Owned Real Property, other than in the ordinary course of business.

(b) Section 5.19(b) of the Vistana Disclosure Schedule sets forth the common address, as of the date hereof, of all Vistana Leased Real Property. The Vistana Entities have a valid and enforceable leasehold estate in all Vistana Leased Real Property, subject to the Remedies Exception and any Permitted Liens. No Vistana Entity, nor, to the knowledge of Vistana, as of the date hereof, any other party thereto, is in breach of or default under any Contract pursuant to which the Vistana Entities occupy any Vistana Leased Real Property. No Vistana Entity has, as of the date hereof, received any written notice from any lessor of such Vistana Leased Real Property of any breach of or default under any such Contract pursuant to which the Vistana Entities occupy any Vistana Leased Real Property by any Vistana Entity (in each case, with or without notice or lapse of time or both), which breach or default has not been cured. No Vistana Entity has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the tenant’s interest in the Vistana Leased Real Property.

Section 5.20. Intellectual Property.

(a) Section 5.20(a) of the Vistana Disclosure Schedule sets forth a complete and accurate list of all Vistana Registered Intellectual Property. All Vistana Registered Intellectual Property in jurisdictions where the Vistana Entities conduct the Vistana Business is subsisting and, to the knowledge of Vistana, valid and enforceable. No material Vistana Registered Intellectual Property has been finally adjudicated to be invalid or unenforceable.

(b) One or more of the Vistana Entities is the sole registered owner of all Vistana Registered Intellectual Property set forth in Section 5.20(a) of the Vistana Disclosure Schedule, free and clear of all Liens other than Permitted Liens. The Vistana Entities own or have valid rights to use all Intellectual Property necessary for the conduct of the Vistana Business in all material respects as now conducted.

(c) To the knowledge of Vistana, except as set forth in Section 5.20(c) of the Vistana Disclosure Schedule, neither the Vistana Entities nor the conduct of the Vistana Business infringes upon, misappropriates or otherwise violates any Intellectual Property of any third Person. Except as set forth in Section 5.20(c) of the Vistana Disclosure Schedule, no Action is pending or, to the knowledge of Vistana, threatened (i) challenging the validity, enforceability, registration or ownership of any Vistana Registered Intellectual Property (except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property), or (ii) alleging that any Vistana Entity is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any third Person.

(d) Except as set forth in Section 5.20(d) of the Vistana Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to result in any material

Liability to the Vistana Entities (taken as a whole), (i) no Action is pending or threatened by the Vistana Entities alleging that any third Person is infringing, misappropriating, diluting or otherwise violating any Vistana Owned Intellectual Property, and (ii) to the knowledge of Vistana, no third Person is infringing, misappropriating, diluting or otherwise violating any Vistana Owned Intellectual Property.

(e) The Vistana Entities have taken commercially reasonable measures, consistent with standard practices in the industry in which the Vistana Entities operate, to maintain and protect all of the material Vistana Owned Intellectual Property, including the confidentiality of all material trade secrets included in the Vistana Owned Intellectual Property. The Vistana Entities have executed valid written agreements with its past and present employees, consultants and independent contractors who have contributed to the development of material Vistana Owned Intellectual Property or who have been privy to any material trade secrets of the Vistana Entities, (i) pursuant to which such employee, consultant or independent contractor presently assigns to a Vistana Entity of all its right, title and interest in and to such Intellectual Property developed in the course of such employment or retention, as applicable, and (ii) requiring each such Person to hold such trade secrets of the Vistana Entities in confidence, as applicable. To the knowledge of Vistana, no trade secret material to the Vistana Business as now conducted has been authorized to be disclosed or has actually been disclosed by any Vistana Entity to any third Person other than pursuant to a valid written non-disclosure or confidentiality agreement restricting the use and disclosure thereof. To the knowledge of Vistana, no employee, consultant or independent contractor of the Vistana Entities is in default or breach of any non-disclosure or confidentiality agreement, covenant or obligation.

(f) The information technology and computer systems, including software, networks, hardware and related systems, owned by the Vistana Entities in the conduct of the Vistana Business, together with any such systems leased or licensed by the Vistana Entities (collectively, the “Vistana Systems”) (including any Vistana Systems to be provided pursuant to the Transition Services Agreement) are adequate and sufficient for the reasonably foreseeable needs of the Vistana Business as of the Effective Time. To the knowledge of Vistana, there has not been any failure with respect to any of the Vistana Systems that has resulted in a material disruption or material interruption in the operation of the Vistana Business that has not been remedied in all material respects.

(g) During the last five (5) years, the Vistana Entities have complied in all material respects with (i) all applicable Privacy Laws, regulatory and self-regulatory guidelines, and published interpretations by Governmental Authorities of such Privacy Laws and guidelines and (ii) the then current Payment Card Industry Data Security Standard. Without limiting the foregoing, the Vistana Entities have used commercially reasonable efforts to comply with all Laws outside of the United States and Mexico which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, or security of Personal Information and all such Laws or regulations governing breach notification, penalties and compliance with orders.

(h) A privacy policy regarding the Vistana Entities’ collection, storage, use and distribution of the Personal Information (i) of visitors to the Vistana Entities’ websites and (ii) as required by Law, of potential or actual customers of the Vistana Business, (hereafter, collectively, the “Vistana Privacy Policies”) is and has been posted and / or made accessible to individuals in accordance with applicable Law on each Vistana Entities’ website and/or through the Vistana Business and all such Vistana Privacy Policies are comprehensive and accurate. The Vistana Entities are in compliance in all material respects with the Vistana Privacy Policies, and over the last five (5) years been in compliance in all material respects with the Vistana Privacy Policies. This Agreement will not violate any of the Vistana Entities’ current internal privacy policies or the Vistana Privacy Policies. Except for disclosures of information required by Privacy Laws or authorized by the provider of Personal Information, or as described in the Vistana Privacy Policies, to the knowledge of Vistana, no Vistana Entity has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third Persons any Personal Information.

(i) The Vistana Entities have implemented and maintain reasonable and appropriate business continuity and disaster recovery plans, procedures and facilities, consistent with industry practices of companies offering similar services to preserve the availability, security, and integrity of the Vistana Systems, and the data and information stored thereon, including data maintained on behalf of customers or other individuals interacting or transacting with the Vistana Entities.

(j) The Vistana Entities have taken commercially reasonable organizational, physical, administrative and technical measures consistent with (i) standard practices in the industry in which the Vistana Entities operate, (ii) Privacy Laws, and (iii) statements regarding security practices in the Vistana Privacy Policies, to protect the confidentiality of Personal Information and other critical data stored or contained in Vistana Systems or transmitted thereby, including maintaining commercially reasonable policies and procedures intended to (A) prevent against unauthorized access, loss, theft, use, modification, disclosure or other misuse of Personal Information or critical data possessed by or otherwise subject to the control of the Vistana Entities; (B) prevent the introduction of a virus into the Vistana Systems; and (C) prevent the taking and storing on-site and/or off-site of back-up copies of Personal Information or critical data.

(k) There has been no material unauthorized access by third parties to (i) the Vistana Systems, (ii) Personal Information, or (iii) login credentials collected, held, or otherwise managed by or on behalf of the Vistana Entities. The Vistana Systems operate and perform in all material respects as required to operate the Vistana Business.

(l) There is no Action pending or, to the Knowledge of Vistana, threatened by the Vistana Entities or against the Vistana Entities in each case relating to (i) any actual or alleged violation of the Vistana Privacy Policies or any Person’s privacy, personal, or confidentiality rights thereunder, or (ii) any actual or alleged violation of any Privacy Laws relating to the Vistana Entities’ collection, storage, use and distribution of the Personal Information of visitors to the Vistana Entities’ websites and potential or actual customers of the Vistana Entities. The Vistana Entities have not received notice from any Governmental Authority asserting any violation of, or indicating an intention to commence any Action with respect to any Laws (or any actual or alleged violation thereof) relating to the Vistana Entities’ collection, storage, use and distribution of the Personal Information.

(m) The representations and warranties set forth in this Section 5.20 and, to the extent relating to Intellectual Property and privacy matters, Sections 5.12 and 5.27, constitute the sole and exclusive representations and warranties of Starwood regarding Intellectual Property and privacy matters.

Section 5.21. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Vistana Entities (taken as a whole):

(i) the Vistana Entities are, and for the last three (3) years have been, in compliance with all Environmental Laws;

(ii) the Vistana Entities have obtained and maintained and are, and for the last three (3) years have been, in compliance with all Permits required under Environmental Laws for the Vistana Entities to own, lease and operate their assets and to conduct the Vistana Business;

(iii) as of the date hereof, there are no Actions pending or, to the knowledge of Vistana, threatened, against the Vistana Entities alleging violations of or Liability under any Environmental Law; and

(iv) To the knowledge of Vistana, no conditions currently exist with respect to the Vistana Business, including with respect to the Owned Real Property or Leased Real Property, or any property currently or formerly owned, leased or operated by the Vistana Business, or any property to which the Vistana Business arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Vistana Entities incurring Liabilities under Environmental Laws.

(b) Starwood and Vistana have made available to ILG all material environmental Phase I or Phase II reports (or similar assessments and studies) prepared during last three (3) years relating to the Vistana Business and the Owned Real Property, the Leased Real Property or any property currently or formerly owned, leased or operated by the Vistana Business and copies of all material, non-privileged documents relating to any material and outstanding Liabilities of the Vistana Business under Environmental Law to the extent such reports or documents are in the possession, custody, or reasonable control of Starwood or Vistana.

(c) The representations and warranties set forth in this Section 5.21 constitute the sole and exclusive representations and warranties of Starwood regarding environmental, health or safety matters, Environmental Laws, Permits required under applicable Environmental Laws or Hazardous Materials.

Section 5.22. Absence of Changes. Since December 31, 2014, (a) there has not been any Vistana Material Adverse Effect, and (b) except as set forth on Section 5.22 of the Vistana Disclosure Schedule and as contemplated by this Agreement and the other Transaction Documents, the Vistana Entities have, in all material respects, conducted the Vistana Business and owned, leased and operated their assets in the ordinary course of business. Since the date of the Reference Balance Sheet, the Vistana Entities have not taken any action that would have been prohibited by Section 7.02(a) of this Agreement were such provision then in effect.

Section 5.23. Affiliate Matters. Except for (a) Contracts relating to employment and labor matters set forth on Section 5.13 of the Vistana Disclosure Schedule and Section 5.23 of the Vistana Disclosure Schedule and (b) Contracts solely between or among the Vistana Entities, no Vistana Entity is party to any Vistana Affiliate Contract.

Section 5.24. Proxy Statement; Registration Statements. None of the information regarding any of Starwood or any of its Subsidiaries (including the Vistana Entities), the Vistana Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by Starwood or Vistana or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Registration Statement, the Vistana Registration Statement or the documents relating to the Distribution that are filed with the SEC and/or distributed to Starwood stockholders (the “Distribution Documents”) will, in the case of the definitive Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement and the Distribution Documents and any amendment or supplement thereto, or, in the case of the Registration Statement and the Vistana Registration Statement, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Vistana Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Starwood or Vistana with respect to information provided by ILG specifically for inclusion in, or incorporation by reference into, the Vistana Registration Statement.

Section 5.25. Board and Shareholder Approval. Each of the Starwood Board and the Vistana Board, at a meeting duly called, has by unanimous vote of all directors present approved this Agreement and declared it advisable. As of the date hereof, the sole shareholder of Vistana is Starwood. No later than 24 hours after the execution of this Agreement, Starwood will approve and adopt (the “Vistana Shareholder Approval”), as Vistana’s sole shareholder, this Agreement and Transaction Documents and the transactions contemplated hereby and thereby. Other than the Vistana Shareholder Approval, neither the approval of Starwood’s shareholders or any other Person is required to effect the transactions contemplated by the Separation Agreement, this Agreement or the Transaction Documents. Upon obtaining the Vistana Shareholder Approval, the approval of Vistana’s shareholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.

Section 5.26. ILG Common Stock. Neither Starwood nor Vistana owns (directly or indirectly, beneficially or of record) nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of ILG (other than as contemplated by this Agreement).

Section 5.27. Sufficiency of the Vistana Assets.

(a) On the Closing Date (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.04 of the Starwood Disclosure Schedule and Section 5.05 of the Vistana Disclosure Schedule), after giving effect to the Internal Reorganization, the Vistana Assets will, taking into account all Transaction Documents, constitute all of the assets necessary to conduct the Vistana Business immediately following the Closing in all material respects as it is conducted on the date of this Agreement.

(b) Except for Permitted Lien or Liens created by or through ILG or any of the ILG Subsidiaries, Vistana and Starwood collectively have, and at the Closing Vistana shall have good, valid and marketable title to, or a valid legal right to use, as the case may be, all of the Vistana Assets, all of which are owned by or otherwise made available to Starwood or Vistana, as the case may be, free and clear of all Liens, other than Permitted Liens.

(c) The tangible assets included in the Vistana Assets are, in all material respects, in good operating condition and repair (normal wear and tear excepted) and are suitable and adequate for the purposes for which they are presently being used in all material respects.

Section 5.28. Timeshare Matters.

(a) All Vistana Offering Documents are in full force and effect and are in material compliance with Laws, and there are no material defaults by the Vistana Entities or, to their knowledge, by any party under any Vistana Offering Document. The Vistana Entities have good and marketable title to all Vistana Vacation Ownership Interests not yet sold, subject to any pending contracts.

(b) The registration statements filed with Governmental Authorities in connection with the offering, marketing and sale of Vacation Ownership Interests by the Vistana Entities complied at the time of filing in all material respects with Laws including registration and disclosure requirements and regulations applicable to timeshare offerings made under the laws of all states and other jurisdictions in which timeshare offerings are made. All marketing and sales of Vacation Ownership Interests by the Vistana Entities have been made in material compliance with Laws or applicable exemptions.

(c) Section 5.28(c) of the Vistana Disclosure Schedule provides a complete and accurate list of each Association for which maintenance fees are being subsidized or guaranteed by a Vistana Entity as of the date of the Agreement.

(d) No Vistana Entity has offered or sold any number of Vacation Ownership Interests at a Vistana Vacation Ownership Property that would cause the total number of Vacation Ownership Interests offered at that Vacation Ownership Property to exceed a “one-to-one use right to use night requirement ratio.”

Section 5.29. No Other Representations and Warranties. Except as expressly set forth in this Article V or in any Transaction Document, neither Starwood nor any of its Affiliates (including the Vistana Entities), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to ILG, Merger Sub or any of their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to ILG, Merger Sub or their respective Affiliates. Without limiting the generality of the foregoing, each of Starwood and Vistana acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to ILG or any of the ILG Subsidiaries that may have been made available to Starwood, Vistana or any other Person acting on behalf of the Vistana Entities. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Starwood Disclosure Schedules and the Vistana Disclosure Schedules), any information, documents or other materials (including any such materials contained in the Vistana Datasite or otherwise reviewed by ILG, Merger Sub or any of their respective Affiliates or Representatives pursuant to the Vistana Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to ILG, Merger Sub or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Starwood or Vistana, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ILG AND MERGER SUB

Except as otherwise disclosed or identified in (i) the ILG SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such ILG SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (ii) the ILG Disclosure Schedule, ILG and Merger Sub, jointly and severally, hereby represent and warrant to Starwood and Vistana as follows:

Section 6.01. Organization of ILG and Merger Sub.

(a) ILG has been duly incorporated and is validly existing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets where such assets are now owned, leased and operated and to conduct its business as it is now being conducted. ILG has made available to Starwood true and complete copies of the certificate of incorporation and bylaws of ILG. ILG is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have an ILG Material Adverse Effect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a indirect, wholly-owned Subsidiary of ILG. The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to Starwood are true and complete copies of such documents as in effect on the date of this Agreement.

Section 6.02. Subsidiaries.

(a) Section 6.02(a) of the ILG Disclosure Schedule sets forth a list of the ILG Subsidiaries and their respective jurisdictions of organization. Each ILG Subsidiary has been duly organized and is validly existing under the Laws of its jurisdiction organization and has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted.

(b) Each ILG Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not, individually or in the aggregate, have an ILG Material Adverse Effect. Other than the ILG Subsidiaries and as set forth on Section 6.02(b) of the ILG Disclosure Schedule, ILG does not own or hold, directly or indirectly, any Interest in any other Person.

Section 6.03. Due Authorization. Each of ILG and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.05 and the ILG Shareholder Approval) to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of ILG and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of ILG and Merger Sub of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the ILG Shareholder Approval no other corporate action on the part of ILG or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been duly and validly executed and delivered by ILG and (assuming that this Agreement and the other applicable Transaction Documents to which each of Starwood and Vistana is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of Starwood and Vistana (as applicable)) constitutes or will constitute a legal, valid and binding obligation of ILG, enforceable against ILG in accordance with its terms, subject the Remedies Exception.

Section 6.04. No Conflict. Subject to the receipt of the Consents described in Section 6.05 and assuming the accuracy of the representations and warranties of Starwood and Vistana set forth in Article IV and Article V, the execution and delivery by each of ILG and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by ILG and Merger Sub of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by ILG and the ILG Subsidiaries including the Vistana Entities) do not and will not, as of the Effective Time, (a) violate any provision of, or result in the material breach of, any Law applicable to ILG and the ILG Subsidiaries or by which any of its assets is bound; (b) conflict with any provision of the Organizational Documents of ILG, Merger Sub and the ILG Subsidiaries; or (c) violate any provision of or result in a breach of, or require a consent under, or terminate or result in the termination, creation, modification or acceleration of any obligation under, or result in the loss, reduction or delay of any benefit or payment obligation under, or give rise to any increased, additional or accelerated rights of any other party under, or create any restriction on the conduct of the businesses of ILG and the ILG Subsidiaries pursuant to (i) any ILG Material Contract or (ii) any Contract involving, related to or affecting the grant of any right in any material Intellectual Property pursuant to which ILG and the ILG Subsidiaries conduct their respective businesses, except, in the case of clauses (a) and (c)(i), as would not, individually or in the aggregate, have an ILG Material Adverse Effect.

Section 6.05. Governmental Consents. Assuming the accuracy of the representations and warranties of Starwood and Vistana set forth in Article IV and Article V, no Consent of, with or to any Governmental Authority is required to be obtained or made by ILG or any of the ILG Subsidiaries in connection with the execution or delivery by ILG and Merger Sub of this Agreement or the Transaction Documents to which ILG or Merger Sub is or will be a party at the Effective Time or the consummation by ILG and Merger Sub of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the Competition Laws; (b) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (c) Consents set forth on Section 6.05 of the ILG Disclosure Schedule.

Section 6.06. Capital Stock and Other Matters.

(a) As of the date hereof, the authorized capital stock of ILG consists of 300,000,000 shares of ILG Common Stock and 25,000,000 shares of preferred stock of ILG. At the close of business on October 25, 2015, (i) 57,490,609 shares of ILG Common Stock were issued and outstanding; (ii) 4,314,440 shares of ILG Common Stock were reserved for issuance pursuant to the ILG Stock Plans, of which 913,668 shares of ILG Common Stock were subject to outstanding ILG PSU Awards, zero shares of ILG Common Stock were issuable upon exercise of ILG Stock Options, 758,233 shares of ILG Common Stock were subject to outstanding ILG RSU Awards and 50,920 shares were subject to outstanding non-employee director deferred share units; (iii) 2,363,324 shares of ILG Common Stock were held by ILG in its treasury or by its Subsidiaries; (iv) no shares of preferred stock of ILG were issued and outstanding and (v) 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share were reserved for issuance in connection with the exercise of rights issued pursuant to the ILG Rights Agreement. All of the issued and outstanding shares of ILG Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b) No bonds, debentures, notes or other indebtedness of ILG or any of the ILG Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of ILG (including ILG Common Stock) may vote (“ILG Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

(c) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock.

(d) Except in connection with the Merger or as otherwise provided for in the Transaction Documents, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of ILG, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of ILG, (ii) agreements of any kind which may obligate ILG to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of ILG.

Section 6.07. Capitalization of Subsidiaries. The issued and outstanding Interests of each of the ILG Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. ILG, directly or indirectly, owns of record and beneficially all the issued and outstanding Interests of the ILG Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents, arising pursuant to applicable securities Laws, or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such ILG Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such ILG Subsidiaries, and there are no agreements of any kind which may obligate any ILG Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 6.08. ILG Reports and Financial Statements.

(a) ILG has filed all reports and other documents with the SEC required to be filed or furnished by ILG since January 1, 2014 (such documents, together with any current reports filed during such period by ILG with the SEC on a voluntary basis on Form 8-K, and including all reports and other documents required to be filed or furnished by ILG after the date of this Agreement and prior to the Closing, the “ILG SEC Documents”). As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the ILG SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by ILG or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional ILG SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and, subject to the last sentence of this Section 6.08(a), none of such ILG SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the ILG SEC Documents and the Additional ILG SEC Documents fairly present in all material respects, or will fairly present in all material respects, the financial position of ILG and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. Each of the financial statements (including the related notes) of ILG included in the ILG SEC Documents and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein. Since December 31, 2014, ILG has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. There is no undisclosed material Liability of ILG and the ILG Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of ILG and its consolidated Subsidiaries or in the notes thereto prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved for in the financial statements of ILG included in the ILG SEC Documents or disclosed in the notes thereto; (ii) Liabilities that have arisen since June 30, 2015 in the ordinary course operation of business of ILG and the ILG Subsidiaries; (iii) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or (iv) Liabilities that, individually or in the aggregate, have not had and would not have an ILG Material Adverse Effect.

(b) ILG has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. ILG’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by ILG in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to ILG’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”). ILG’s management has completed an assessment of the effectiveness of ILG’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable ILG SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on ILG’s management’s most recently completed evaluation of ILG’s internal control over financial reporting prior to the date hereof, (i) ILG had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect ILG’s ability to record, process, summarize and report financial information and (ii) ILG does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in ILG’s internal control over financial reporting. ILG is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 6.09. Litigation and Proceedings. In each case, as of the date hereof, except as set forth on Section 6.09 of the ILG Disclosure Schedule, (a) there are no Actions pending or, to the knowledge of ILG, threatened before or by any Governmental Authority against ILG or any ILG Subsidiary and (b) there is no Law purporting to enjoin or restrain the execution and delivery by ILG or Merger Sub of this Agreement or the Transaction Documents to which ILG or Merger Sub is or will be a party at the Effective Time or the consummation by ILG and Merger Sub of the transactions contemplated hereby or thereby that, in each case, individually or in the aggregate, has had or would have an ILG Material Adverse Effect.

Section 6.10. Legal Compliance.

(a) Except for Laws regarding ILG Benefit Plans and related matters (which are addressed exclusively in Section 6.12), Laws relating to employment and labor matters (which are addressed exclusively in Section 6.13), Laws relating to Taxes (which are addressed exclusively in Section 6.14), Permits (which are addressed exclusively in Section 6.17), Laws relating to Intellectual Property (which are addressed exclusively in Section 6.19), and Environmental Laws (which are addressed exclusively in Section 6.20), ILG and the ILG Subsidiaries are in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to ILG and the ILG Subsidiaries (taken as a whole). As of the date hereof, neither ILG nor any of the ILG Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the past two (2) years, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to ILG and the ILG Subsidiaries (taken as a whole).

(b) ILG and the ILG Subsidiaries (i) are in compliance, and for the past five years have been in compliance, in all material respects, with the FCPA and, to the knowledge of ILG, any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not been given notice by a Governmental Authority of, or to the knowledge of ILG, been investigated by any Governmental Authority with respect to any actual or alleged violation by ILG or any ILG Subsidiary of the FCPA or any other applicable Anti-corruption Laws and (iii) during the past five (5) years have had an operational program, including policies, procedures and training intended to enhance awareness of and compliance by ILG and the ILG Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c) During the past five (5) years, neither ILG nor any of the ILG Subsidiaries has, directly or indirectly, through its Representatives, or to the knowledge of ILG, any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), corruptly offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(d) During the past five (5) years, (i) ILG and the ILG Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects, (ii) there have been no false or fictitious entries made in the books and records of ILG and the ILG Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment; and (iii) ILG and the ILG Subsidiaries have not established or maintained a secret or unrecorded fund.

(e) To the knowledge of ILG, during the past five years, neither ILG nor any of the ILG Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or

(ii) that is the subject of any economic or trade sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC or equivalent and applicable denied party lists maintained by a Governmental Authority outside the United States).

Section 6.11. Material Contracts. Section 6.11(a) of the ILG Disclosure Schedule sets forth a list of all Contracts described in clauses (i) through (xi) of this Section 6.11(a) to which, as of the date hereof, ILG or any ILG Subsidiary is a party, other than (x) the ILG Benefit Plans, (y) any Contract solely between or among one or more of ILG and the ILG Subsidiaries and (z) any purchase orders entered into in connection with ILG’s and the ILG Subsidiaries’ ordinary course of business purchasing activities (such Contracts, collectively, the “ILG Material Contracts”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 6.11(a)) that ILG reasonably anticipates will involve annual payments or consideration furnished by or to ILG or any of the ILG Subsidiaries of more than $1,500,000;

(iii) each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by ILG or any of the ILG Subsidiaries, in each case, having an outstanding principal amount in excess of $1,500,000;

(iv) any swap, forward, future, option, cap, floor, collar or similar financial Contract or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(v) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of ILG or any of the ILG Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $5,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi) each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly-owned ILG Subsidiaries);

(vii) each Contract that relates to ongoing or scheduled development plans or arrangements or capital expenditures, in an annual amount in excess of $1,500,000;

(viii) each Contract containing covenants expressly limiting in any material respect the freedom of ILG or any of the ILG Subsidiaries to compete with any Person in a product line or line of business or operate in any geographic location;

(ix) any Contract providing a Person with any: (A) right to cause the appointment or nomination of directors of ILG or any ILG Subsidiary, (B) consent or approval rights with respect to any change in Organizational Documents or other significant corporate action by ILG or any ILG Subsidiary, or (C) right of first refusal or first offer or other approval or consent rights with respect to any liquidation, dissolution, restructuring, recapitalization, reorganization or merger of ILG or any ILG Subsidiary;

(x) any Contract containing a change of control provision which would be triggered by the transactions contemplated by this Agreement and requires payments in excess of $1,500,000; and

(xi) each Contract pursuant to which ILG or any of the ILG Subsidiaries grants to a third party or is granted from a third party any license with respect to Intellectual Property material to ILG and the ILG Subsidiaries (taken as a whole), other than licenses for commercially available software.

(b) All of the ILG Material Contracts are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of ILG or the ILG Subsidiary party thereto and, to the knowledge of ILG, represent the valid and binding obligations of the other parties thereto, except as has not, individually or in the aggregate, had or would have an ILG Material Adverse Effect. None of ILG or the ILG Subsidiaries has received any written claim or notice of material breach of or material default under any such ILG Material Contract, which breach or default has not been cured without penalty, cost or other liability, in each case, that would be material to ILG and the ILG Subsidiaries (taken as a whole). None of ILG or the ILG Subsidiaries, nor, to the knowledge of ILG, any other party thereto, is in breach of or default under any such ILG Material Contract, and to the knowledge of ILG, no event has occurred thereunder which, individually or together with other events, would result in an ILG Material Adverse Effect.

Section 6.12. ILG Benefit Plans.

(a) Section 6.12(a) of the ILG Disclosure Schedule sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, agreement, practice, policy, program or arrangement (whether oral or written) providing any severance, equity, compensation, bonus, profit sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefit (health, dental, vision, life and disability), sick pay, pension, retirement benefit, or other benefits to any current or former director, officer, service provider or employee of ILG or any ILG Subsidiary that is maintained, sponsored or contributed to by ILG or any of its Subsidiaries, other than any of the foregoing that would otherwise be required to be listed on Section 6.13 of the ILG Disclosure Schedule were it not for the threshold contained herein (each an “ILG Benefit Plan”).

(b) ILG has made available to Starwood copies of: (i) each ILG Benefit Plan (ii) any trust agreement relating to such ILG Benefit Plan, (iii) the most recent summary plan description for each ILG Benefit Plan for which such summary plan description is required, (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such ILG Benefit Plan (if applicable) and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any ILG Benefit Plan, in each case, other than a Multiemployer Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to ILG and the ILG Subsidiaries (taken as a whole), other than with respect to any ILG Benefit Plan which is a Multiemployer Plan: (i) each ILG Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) each ILG Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification and nothing has occurred that could reasonably be expected to affect that qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter; and (iii) none of the ILG Benefit Plans provides retiree health or retiree life insurance benefits coverage; provided that for this purpose, retiree health or retiree life insurance benefits coverage shall be deemed not to include (A) coverage through the end of the applicable month of termination or during an applicable severance period, (B) any coverage as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law, or (C) coverage provided at the expense of the participant or the participant’s beneficiary.

(d) Section 6.12(d) of the ILG Disclosure Schedule sets forth a complete list of each ILG Benefit Plan that is a Multiemployer Plan or other pension plan, including any defined benefit plan (as defined in Section 3(35) of ERISA) in each case, that is subject to Title IV of ERISA. Except as would not, individually or in the aggregate, result in a material liability to ILG, and except as set forth on Section 6.12(d) of the ILG Disclosure Schedule, neither ILG nor any of the ILG Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to ILG and the ILG Subsidiaries (taken as a whole), with respect to the ILG Benefit Plans, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of ILG, threatened, and, (ii) to the knowledge of ILG, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f) The representations and warranties set forth in this Section 6.12 and, to the extent relating to ILG Benefit Plans and related matters, Section 6.11, constitute the sole and exclusive representations and warranties of ILG made regarding ILG Benefit Plans and related matters.

Section 6.13. Labor Relations.

(a) Except as set forth on Section 6.13 of the ILG Disclosure Schedule, none of ILG or the ILG Subsidiaries is a party to any labor or collective bargaining agreement. ILG has made available to Starwood and Vistana true and correct copies of each such labor or collective bargaining agreement, together with all amendments, modifications or supplements thereto. As of the date hereof, there are no union organizing activities involving ILG or the ILG Subsidiaries pending or, to the knowledge of ILG, threatened against ILG or the ILG Subsidiaries by any labor organization or group of ILG Employees.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of ILG, threatened against or involving ILG or the ILG Subsidiaries.

(c) There are no complaints, charges or claims against ILG or the ILG Subsidiaries pending, or to the knowledge of ILG, threatened that could be brought or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(d) ILG and the ILG Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not result in an ILG Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to ILG or the ILG Subsidiaries within the six (6) months prior to Closing.

(e) Section 6.13 of the ILG Disclosure Schedule contains a list of all individual employment, consulting, retention, change in control bonus or severance Contracts (other than employee offer letters entered into in the ordinary course of business) to which, as of the date hereof, ILG or the ILG Subsidiaries is a party with respect to any current employee whose annual base salary during the fiscal year ended December 31, 2015, will exceed $200,000 and which may not be terminated by ILG or the ILG Subsidiaries at will or by giving notice of thirty (30) days or less without penalty, costs or other liability. ILG has made available to Starwood and Vistana true and correct copies of each such Contract, as in effect as of the date hereof. All of the Contracts set forth on Section 6.13(e) of the ILG Disclosure Schedule are (i) in full force and effect and (ii) represent the valid and binding obligations of ILG or the ILG Subsidiary party thereto and, to the knowledge of ILG, represent the valid and binding obligations of the other parties thereto, except as has not, individually or in the aggregate, had or would have an ILG Material Adverse Effect. None of ILG or the ILG Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract set forth on Section 6.13(e) of the ILG Disclosure Schedule, none of ILG or the ILG Subsidiaries, nor, to the knowledge of ILG, any other party thereto, is in breach of or default under any such Contract, and, to the knowledge of ILG, no event has occurred thereunder which, individually or together with other events, would have an ILG Material Adverse Effect.

(f) The representations and warranties set forth in this Section 6.13 constitute the sole and exclusive representations and warranties of ILG regarding employment and labor matters.

Section 6.14. Tax Matters. Except as set forth on Section 6.14 of the ILG Disclosure Schedule:

(a) All material Tax Returns required to be filed by or with respect to ILG and the ILG Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid, or adequate reserves therefor in accordance with GAAP have been provided on the ILG Financial Statements.

(b) There are no agreements in effect extending the period for assessment of collection of any material Taxes of ILG and the ILG Subsidiaries that have been filed with any Governmental Authority.

(c) All material Taxes required to be withheld by ILG and the ILG Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(d) No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against ILG or any ILG Subsidiary (or, to the knowledge of ILG, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from ILG and the ILG Subsidiaries.

(e) Neither ILG nor any ILG Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(f) Neither ILG nor any ILG Subsidiary has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of ILG or such ILG Subsidiary.

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of ILG or any of the ILG Subsidiaries.

(h) None of ILG, the ILG Subsidiaries, a coordinating group of which ILG or any ILG Subsidiary is a part or, to the knowledge of ILG, a controlling shareholder or a ten-percent shareholder of ILG, has acquired actually or constructively under Section 355(e)(3)(C) stock of Starwood. For purposes of this Section 6.14(i), “coordinating group,” “controlling shareholder” and “ten-percent shareholder” shall have the meanings set forth in Treasury Regulations Section 1.355-7.

(i) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

(j) The representations and warranties set forth in this Section 6.14 and, to the extent relating to Tax matters, Section 6.12, constitute the sole and exclusive representations and warranties of ILG regarding Tax matters.

Section 6.15. Brokers’ Fees. Other than any agent whose fees and expenses will be paid solely by ILG, and all obligations to which will be solely obligations of ILG, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by ILG or any ILG Subsidiary.

Section 6.16. Insurance. All insurance policies (excluding any ILG Benefit Plans) to which ILG and any ILG Subsidiaries is currently a party, or which are held for the benefit of ILG or any of the ILG Subsidiaries, are in full force and effect, and, to the knowledge of ILG, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had, individually or in the aggregate, an ILG Material Adverse Effect.

Section 6.17. Permits. Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 6.20), ILG and the ILG Subsidiaries have obtained all of the material Permits necessary under applicable Laws for ILG and the ILG Subsidiaries to own, lease and operate their assets in the manner in which they are now owned, leased and operated and to conduct their businesses as now conducted, except as would not, individually or in the aggregate, reasonably be expected be material to ILG and the ILG Subsidiaries (taken as a whole). ILG and the ILG Subsidiaries are in compliance with such material Permits and as of the date hereof, there are no Actions pending or, to the knowledge of ILG, threatened which would reasonably be expected to result in the revocation or termination of any such Permit.

Section 6.18. Real Property.

(a) Section 6.18(a) of the ILG Disclosure Schedule sets forth the common address, as of the date hereof, of all ILG Owned Real Property. ILG and the ILG Subsidiaries have good and marketable fee simple title (or the applicable local equivalent) to all ILG Owned Real Property, subject to any Permitted Liens. As of the date hereof, neither ILG nor any of its Subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of the ILG Owned Real Property. None of ILG or any of the ILG Subsidiaries has leased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the ILG Owned Real Property, other than in the ordinary course of business consistent with past practice.

(b) Section 6.18(b) of the ILG Disclosure Schedule sets forth the common address, as of the date hereof, of all ILG Leased Real Property. ILG and the ILG Subsidiaries have a valid and enforceable leasehold estate in all ILG Leased Real Property, subject to the Remedies Exception and any Permitted Liens. Neither ILG nor any of its Subsidiaries, nor, to the knowledge of ILG, as of the date hereof, any other party thereto, is in breach of or default under any Contract pursuant to which ILG and the ILG Subsidiaries occupy any ILG Leased Real Property. Neither ILG nor any of its Subsidiaries has, as of the date hereof, received any written notice from any lessor of such ILG Leased Real Property of any breach of or default under any such Contract pursuant to which ILG and the ILG Subsidiaries occupy any ILG Leased Real Property by ILG or any of its Subsidiaries (in each case, with or without notice or lapse of time or both), which breach or default has not been cured. None of ILG or any of the ILG Subsidiaries has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the tenant’s interest in the ILG Leased Real Property.

Section 6.19. Intellectual Property.

(a) Section 6.19(a) of the ILG Disclosure Schedule sets forth a complete and accurate list of all ILG Registered Intellectual Property. All ILG Registered Intellectual Property in jurisdictions where ILG and the ILG Subsidiaries conduct the ILG Business (as defined below) is subsisting and, to the knowledge of ILG, valid and enforceable. No material ILG Registered Intellectual Property has been finally adjudicated to be invalid or unenforceable.

(b) One or more of ILG and the ILG Subsidiaries is the sole registered owner of all ILG Registered Intellectual Property set forth on Section 6.19(a) of the ILG Disclosure Schedule, free and clear of all Liens other than Permitted Liens. ILG and its Subsidiaries own or have valid rights to use all Intellectual Property necessary for the conduct of their respective businesses in all material respects as now conducted (the “ILG Business”).

(c) To the knowledge of ILG, except as set forth in Section 6.19(c) of the ILG Disclosure Schedule, ILG, the ILG Subsidiaries and the conduct of their respective businesses do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third Person. Except as set forth in Section 6.19(c) of the ILG Disclosure Schedule, no Action is pending, or to the knowledge of ILG, threatened, (i) challenging the validity, enforceability, registration or ownership of any ILG Registered Intellectual Property (except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property), or (ii) alleging that ILG or any ILG Subsidiary is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person.

(d) Except as set forth in Section 6.19(d) of the ILG Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to ILG and the ILG Subsidiaries (taken as a whole), (i) no Action is pending or threatened by ILG or the ILG Subsidiaries alleging that any third Person is infringing, misappropriating, diluting or otherwise violating any ILG Owned Intellectual Property, and (ii) to the knowledge of ILG, no Person is infringing, misappropriating, diluting or otherwise violating any ILG Owned Intellectual Property.

(e) ILG and the ILG Subsidiaries have taken commercially reasonable measures, consistent with standard practices in the industry in which they operate, to maintain and protect all of the material ILG Owned Intellectual Property, including the confidentiality of all material trade secrets included in the ILG Owned Intellectual Property. ILG and the ILG Subsidiaries have executed valid written agreements with their respective past and present employees, consultants and independent contractors who have contributed to the development of material ILG Owned Intellectual Property or who have been privy to any material trade secrets of ILG and the ILG Subsidiaries, (i) pursuant to which such employee, consultant or independent contractor presently assigns to ILG or an ILG Subsidiary of all its right, title and interest in and to such Intellectual Property developed in the course of such employment or retention, as applicable, and (ii) requiring each such Person to hold such trade secrets of ILG and the ILG Subsidiaries in confidence, as applicable. To the knowledge of ILG, no trade secret material to the ILG Business as now conducted has been authorized to be disclosed or has actually been disclosed by ILG or any ILG Subsidiary to any third Person other than pursuant to a valid written non-disclosure or confidentiality agreement restricting the use and disclosure thereof. To the knowledge of ILG, no employee, consultant or independent contractor of ILG or the ILG Subsidiaries is in default or breach of any non-disclosure or confidentiality agreement, covenant or obligation.

(f) The information technology and computer systems, including software, networks, hardware and related systems, owned by ILG and the ILG Subsidiaries in the conduct of their respective businesses, together with any such systems leased or licensed by ILG and the ILG Subsidiaries (collectively, the “ILG Systems”) are adequate and sufficient for the reasonably foreseeable needs of the ILG Business as of the Effective Time. To the knowledge of ILG, there has not been any failure with respect to any of the ILG Systems that has resulted in a material disruption or material interruption in the operation of the ILG Business that has not been remedied in all material respects.

(g) During the last five (5) years, ILG and the ILG Subsidiaries have complied in all material respects with (i) all applicable Privacy Laws, regulatory and self-regulatory guidelines, and published interpretations by Governmental Authorities of such Privacy Laws and guidelines and (ii) the then current Payment Card Industry Data Security Standard. Without limiting the foregoing, ILG and the ILG Subsidiaries have used commercially reasonable efforts to comply with all Laws outside of the United States and Mexico which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, or security of Personal Information and all such Laws or regulations governing breach notification, penalties and compliance with orders.

(h) A privacy policy regarding ILG’s and the ILG Subsidiaries’ collection, storage, use and distribution of the Personal Information (i) of visitors to ILG’s and the ILG Subsidiaries’ websites and (ii) as required by Law, of potential or actual customers of ILG and the ILG Subsidiaries, (hereafter, collectively, the “ILG Privacy Policies”) is and has been posted and / or made accessible to individuals in accordance with applicable Law on each website of ILG and the ILG Subsidiaries and/or through the ILG Business and all such ILG Privacy Policies are comprehensive and accurate. ILG and the ILG Subsidiaries are in compliance in all material respects with the ILG Privacy Policies, and have over the last five (5) years been in compliance in all material respects with the ILG Privacy Policies. This Agreement will not violate any of ILG’s or the ILG Subsidiaries’ current internal privacy policies or the ILG Privacy Policies. Except for disclosures of information required by Privacy Laws or authorized by the provider of Personal Information, or as described in ILG Privacy Policies, to the knowledge of ILG, neither ILG nor any of the ILG Subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third Persons any Personal Information.

(i) ILG and the ILG Subsidiaries have implemented and maintain reasonable and appropriate business continuity and disaster recovery plans, procedures and facilities, consistent with industry practices of companies offering similar services to preserve the availability, security, and integrity of the ILG Systems, and the data and information stored thereon, including data maintained on behalf of customers or other individuals interacting or transacting with ILG and the ILG Subsidiaries.

(j) ILG and the ILG Subsidiaries have taken commercially reasonable organizational, physical, administrative and technical measures consistent with (i) standard practices in the industry in which ILG and the ILG Subsidiaries operate, (ii) Privacy Laws, and (iii) statements regarding security practices in the ILG Privacy Policies, to protect the confidentiality of Personal Information and other critical data stored or contained in ILG Systems or transmitted thereby, including maintaining commercially reasonable policies and procedures intended to (A) prevent against unauthorized access, loss, theft, use, modification, disclosure or other misuse of Personal Information or critical data possessed by or otherwise subject to the control of ILG and the ILG Subsidiaries; (B) prevent the introduction of a virus into the ILG Systems; and (C) prevent the taking and storing on-site and/or off-site of back-up copies of Personal Information or critical data.

(k) There has been no material unauthorized access by third parties to (i) the ILG Systems, (ii) Personal Information, or (iii) login credentials collected, held, or otherwise managed by or on behalf of ILG and the ILG Subsidiaries. The ILG Systems operate and perform in all material respects as required to operate the ILG Business.

(l) There is no Action pending or, to the knowledge of ILG, threatened by ILG or any of the ILG Subsidiaries or against ILG or any of the ILG Subsidiaries in each case relating to (i) any actual or alleged violation of the ILG Privacy Policies or any Person’s privacy, personal, or confidentiality rights thereunder, or (ii) any actual or alleged violation of any Privacy Laws relating to ILG or any of the ILG Subsidiaries’ collection, storage, use and distribution of the Personal Information of visitors to the websites of ILG and the ILG Subsidiaries and potential or actual customers of ILG and the ILG Subsidiaries. ILG and the ILG Subsidiaries have not received notice from any Governmental Authority asserting any violation of, or indicating an intention to commence any Action with respect to any Laws (or any actual or alleged violation thereof) relating to ILG’s and the ILG Subsidiaries’ collection, storage, use and distribution of the Personal Information.

(m) The representations and warranties set forth in this Section 6.19 and, to the extent relating to Intellectual Property and privacy matters, Section 6.11, constitute the sole and exclusive representations and warranties of ILG regarding Intellectual Property and privacy matters.

Section 6.20. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to ILG and the ILG Subsidiaries (taken as a whole):

(i) ILG and the ILG Subsidiaries are, and for the last three (3) years have been, in compliance with all Environmental Laws;

(ii) ILG and the ILG Subsidiaries have obtained and maintained and are, and for the last three (3) years have been, in compliance with all Permits required under Environmental Laws for ILG and the ILG Subsidiaries to own, lease and operate their assets and to conduct the business of ILG and the ILG Subsidiaries; and

(iii) As of the date hereof, there are no Actions pending or, to the knowledge of ILG, threatened, against ILG and the ILG Subsidiaries alleging violations of or Liability under any Environmental Law; and

(iv) To the knowledge of ILG, no conditions currently exist with respect to the ILG Business, including with respect to the ILG Owned Real Property or ILG Leased Real Property, or any property currently or formerly owned, leased or operated by ILG or the ILG Subsidiaries, or any property to which ILG or the ILG Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in ILG or the ILG Subsidiaries incurring Liabilities under Environmental Laws.

(b) ILG and the ILG Subsidiaries have made available to Starwood all material environmental Phase I or Phase II reports (or similar assessments and studies) prepared in the past three (3) years relating to ILG and the ILG Subsidiaries and the ILG Owned Real Property, the ILG Leased Real Property or any property currently or formerly owned, leased or operated by ILG and the ILG Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding Liabilities of ILG or the ILG Subsidiaries under Environmental Law to the extent such reports or documents are in the possession, custody, or reasonable control of ILG and the ILG Subsidiaries.

(c) The representations and warranties set forth in this Section 6.20 constitute the sole and exclusive representations and warranties of ILG regarding environmental, health or safety matters, Environmental Laws, Permits required under applicable Environmental Laws or Hazardous Materials.

Section 6.21. Absence of Changes. Since December 31, 2014, (a) there has not been any ILG Material Adverse Effect, and (b) except as set forth on Section 6.21 of the ILG Disclosure Schedule and as contemplated by this Agreement and the other Transaction Documents, ILG and the ILG Subsidiaries have, in all material respects, conducted their respective business and owned, leased and operated their assets in the ordinary course of business consistent with past practice. Since June 30, 2015, ILG and the ILG Subsidiaries have not taken any action that would have been prohibited by Section 7.01 of this Agreement were such provision then in effect. Merger Sub is a newly formed corporation and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.22. Affiliate Matters. Except as set forth in the ILG SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by ILG or any ILG Subsidiary to, and neither ILG nor any ILG Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of ILG Common Stock or any director, officer, employee, manager, member or Affiliate of ILG or of any such 5% holder or Affiliate or any ILG Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business (each, an “ILG Affiliate Contract”).

Section 6.23. Proxy Statement; Registration Statements. None of the information regarding ILG or the ILG Subsidiaries or the transactions contemplated by this Agreement provided by ILG specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Registration Statement or the Vistana Registration Statement will, in the case of the definitive Proxy Statement or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement and any amendment or supplement thereto, or, in the case of the Registration Statement and the Vistana Registration Statement, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by ILG with respect to information provided by Starwood or Vistana specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Registration Statement.

Section 6.24. Opinion of ILG Financial Advisor. The ILG Board has received the written opinion (or oral opinion to be confirmed in writing) of Moelis & Company LLC to the effect that, as of the date hereof, and subject to the qualifications, assumptions, facts and limitations set forth in the written opinion, the Exchange Ratio is fair to ILG from a financial point of view.

Section 6.25. Certain Board Findings. The ILG Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the transactions contemplated hereby are fair to, and in the best interests of, ILG and its shareholders, (iii) directing that the ILG Share Issuance be submitted to the shareholders of ILG for approval, and (iv) recommending that ILG’s shareholders approve the ILG Share Issuance (the “ILG Recommendation”).

Section 6.26. Vote Required. The only vote of holders of ILG capital stock required under any of the DGCL, NASDAQ or ILG’s Organizational Documents for the transactions contemplated by this Agreement, including the ILG Share Issuance, is, the affirmative vote of a majority of the total votes cast on such proposal by holders of ILG Common Stock outstanding and entitled to vote thereon (the “ILG Shareholder Approval”).

Section 6.27. Vistana Common Stock. Neither ILG nor any of the ILG Subsidiaries owns or will own (directly or indirectly, beneficially or of record) on the Closing Date, nor is ILG or any of the ILG Subsidiaries a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Vistana (other than as contemplated by this Agreement) or Starwood. Assuming the accuracy of the representations set forth in Section 5.26, the limitations on business combinations contained in Section 203 of the DGCL are inapplicable to the Merger and the other transactions contemplated hereby.

Section 6.28. ILG Rights Agreement. ILG and the ILG Board have taken all action necessary to render the ILG Rights Agreement inapplicable to the Merger and the transactions contemplated hereby. The transactions contemplated by this Agreement are and, as of the Closing, will be exempt from ILG Rights Agreement and any other “poison pill,” anti-takeover plan or other similar device to which ILG or any of the ILG Subsidiaries is, or as of the Closing will be, a party or otherwise bound.

Section 6.29. Timeshare Matters.

(a) All ILG Offering Documents are in full force and effect and are in material compliance with Laws, and there are no material defaults by ILG and the ILG Subsidiaries or, to their knowledge, by any party under any ILG Offering Document. ILG and the ILG Subsidiaries have good and marketable title to all ILG Vacation Ownership Interests not yet sold, subject to any pending contracts.

(b) The registration statements filed with Governmental Authorities in connection with the offering, marketing and sale of Vacation Ownership Interests by ILG or any of the ILG Subsidiaries complied at the time of filing in all material respects with Laws including registration and disclosure requirements and regulations applicable to timeshare offerings made under the laws of all states and other jurisdictions in which timeshare offerings are made. All marketing and sales of Vacation Ownership Interests by ILG or any of the ILG Subsidiaries have been made in material compliance with Laws or applicable exemptions.

(c) Section 6.29(c) of the ILG Disclosure Schedule provides a complete and accurate list of each Association for which maintenance fees are being subsidized or guaranteed by ILG or an ILG Subsidiary as of the date of the Agreement.

(d) None of ILG or any of the ILG Subsidiaries has offered or sold any number of Vacation Ownership Interests at an ILG Vacation Ownership Property that would cause the total number of Vacation Ownership Interests offered at that Vacation Ownership Property to exceed a “one-to-one use right to use night requirement ratio.”

Section 6.30. No Other Representations and Warranties. Except as expressly set forth in this Article VI, neither ILG nor any of its Subsidiaries, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to Starwood, Vistana or any of their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Starwood, Vistana or their respective Affiliates. Without limiting the generality of the foregoing, each of Starwood and Vistana acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to ILG or any of the ILG Subsidiaries that may have been made available to Starwood, Vistana or any of their Representatives. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the ILG Disclosure Schedules), any information, documents or other materials (including any such materials contained in the ILG Datasite or otherwise reviewed by Starwood, Vistana or any of their respective Affiliates or Representatives pursuant to the ILG Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Starwood, Vistana or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of ILG or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in this Agreement.

ARTICLE VII

COVENANTS

Section 7.01. Conduct of Business by ILG and Merger Sub Pending the Merger. From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), unless contemplated by this Agreement (including as set forth in Section 7.01 of the ILG Disclosure Schedule) or the Transaction Documents, as consented to by Starwood in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, ILG shall, and shall cause each of its Subsidiaries to, conduct its and their operations in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including as set forth in Section 7.01 of the ILG Disclosure Schedule) or the Transaction Documents, as consented to by Starwood in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, ILG shall not, and shall cause its Subsidiaries not to:

(a) amend or modify the Organizational Documents of ILG or any of its Subsidiaries;

(b) (i) declare or pay any dividends on or make other distributions in respect of any of its Interests (whether in cash, securities or property), except for (A) the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests all of which Interests of the applicable Subsidiary are owned directly or indirectly by ILG and (B) the declaration and payment of quarterly cash dividends by ILG declared and paid in the ordinary course of business consistent with past practice and not to exceed $0.12 per share; (ii) split, combine or reclassify any of its Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, such Interests; (iii) redeem, repurchase or otherwise acquire any of its Interests (including any securities convertible or exchangeable into such capital stock) or (iv) enter into any agreement with respect to the voting or registration of its capital stock or other Interests;

(c) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, any other Interests in, or any ILG Voting Debt of, ILG or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of ILG or any of its Subsidiaries, other than (i) the issuance of ILG Common Stock upon the exercise of ILG Options, ILG RSU Awards or ILG PSU Awards outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any ILG Options, ILG RSU Awards or ILG PSU Awards pursuant to the terms of any employment agreement outstanding as of the date hereof in accordance with its terms; provided, that nothing contained herein shall prohibit ILG and the ILG Subsidiaries from issuing equity as described on Section 7.01(c) of the ILG Disclosure Schedule or (iii) the issuance by a wholly-owned Subsidiary of ILG of its capital stock to ILG or another wholly-owned Subsidiary of ILG;

(d) sell, assign, transfer, convey, lease, license, encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any assets that are material to ILG and the ILG Subsidiaries (taken as a whole), except in the ordinary course of business (it being understood that the sale of Vacation Ownership Interests to consumers and recordation of ILG Offering Documents against properties to create Vacation Ownership Interests constitute the ordinary course of business);

(e) (i) sell, assign, pledge, grant or acquire, covenant not to assert, agree not to enforce, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any ILG Owned Intellectual Property material to ILG and the ILG Subsidiaries, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any ILG Owned Intellectual Property material to ILG and the ILG Subsidiaries except in the ordinary course of business;

(f) merge or consolidate ILG or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ILG or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on ILG and the ILG Subsidiaries or the transactions contemplated by this Agreement;

(g) acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,500,000, other than in the ordinary course of business or pursuant to the Contracts set forth on Section 7.01(g) of the ILG Disclosure Schedule;

(h) repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of $10,000,000, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of ILG) for borrowed money in excess of $10,000,000, except for repayments or borrowings under ILG’s existing credit facilities and receivables financings, in each case, in the ordinary course of business;

(i) make any material loans or investments in, or material advances of money to, any Person (other than any ILG Subsidiary), except for advances to employees or officers of ILG or any ILG Subsidiary for expenses incurred in the ordinary course of business;

(j) except in the ordinary course of business, (i) materially adversely modify or terminate (excluding any expiration in accordance with its terms) any ILG Material Contract or ILG Affiliate Contract; or (ii) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 6.11(a) or Section 6.22 of the ILG Disclosure Schedule;

(k) except as otherwise required by existing ILG Benefit Plans, policies or Contracts, (A) adopt, enter into, amend or increase the benefits under any ILG Benefit Plan if such action would increase the benefits provided to ILG employees or the cost for providing such benefits, (B) grant any increase in compensation or severance pay to any officer of ILG or any ILG Subsidiary other than in the ordinary course of business or (C) adopt, enter into or amend any labor or collective bargaining agreement;

(l) forgive any loans to directors, officers or employees of ILG or the ILG Subsidiaries;

(m) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

(n) compromise, settle or agree to settle any Action or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $2,500,000 individually or $7,500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, ILG or any of its Subsidiaries;

(o) write up, write down or write off the book value of any assets, in the aggregate, in excess of $10,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(p) amend, modify or provide any waiver under the ILG Rights Agreement (except to the effect the transactions contemplated hereby);

(q) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

(r) make, change or revoke any material Tax election or settle, compromise or abandon any material Tax liability, in each case (i) other than in the ordinary course of business or (ii) as would not be likely to have a material and adverse impact on ILG and the ILG Subsidiaries taken as a whole.

Section 7.02. Conduct of Business by Vistana and Starwood Pending the Merger.

(a) During the Interim Period, solely with respect to the Vistana Entities or the Vistana Business and excluding the Starwood Transferred Assets and the Starwood Assumed Liabilities, unless contemplated by this Agreement (including as set forth in Section 7.02(a) of the Vistana Disclosure Schedule) or the Transaction Documents, as consented to by ILG in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, Starwood shall, and shall cause the Vistana Entities to, conduct the Vistana Business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except with respect to the Starwood Retained Assets and the Starwood Assumed Liabilities, as contemplated by this Agreement (including as set forth in Section 7.02(a) of the Vistana Disclosure Schedule) or the Transaction Documents, as consented to by ILG in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, Starwood shall not, solely with respect to the Vistana Entities or the Vistana Business and excluding the Starwood Transferred Assets and the Starwood Assumed Liabilities, and shall cause the Vistana Entities not to:

(i) amend or modify the Organizational Documents of any of the Vistana Entities, other than an amendment to the certificate of incorporation of Vistana to increase the number of authorized shares of Vistana Common Stock;

(ii) (A) declare or pay any dividends on or make other distributions in respect of any Interests of any of the Vistana Entities (whether in cash, securities or property); (B) split, combine or reclassify any of the Interests of any of the Vistana Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of the Vistana Entities; (C) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) of any other Vistana Entity; or (D) enter into any agreement with respect to the voting or registration of the capital stock or other Interests of any Vistana Entity;

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock, any other Interests in, or any Vistana Voting Debt of, any of the Vistana Entities of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in any of the Vistana Entities, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of the Vistana Entities, other than issuances by a wholly-owned Subsidiary of Vistana of its capital stock to Starwood or another wholly-owned Subsidiary of Vistana;

(iv) sell, assign, transfer, convey, lease, license, encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any assets of any of the Vistana Entities that are material to the Vistana Entities (taken as a whole), except in the ordinary course of business (it being understood that the sale of Vacation Ownership Interests to consumers and recordation of Vistana Offering Documents against properties to create Vacation Ownership Interests constitute the ordinary course of business);

(v) (A) sell, assign, pledge, grant or acquire, covenant not to assert, agree not to enforce, agree to grant to or acquire from any Person, or otherwise encumber, transfer,

license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any Vistana Owned Intellectual Property material to the Vistana Entities, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business or (B) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Vistana Owned Intellectual Property material to the Vistana Entities except in the ordinary course of business;

(vi) merge or consolidate any of the Vistana Entities with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the Vistana Entities, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on the Vistana Entities or the transactions contemplated by this Agreement;

(vii) acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof that would be an asset of the Vistana Entities at the Effective Time, in each case with value in excess of $2,500,000, other than in the ordinary course of business or pursuant to the Contracts set forth on Section 7.02(a)(vii) of the Vistana Disclosure Schedule;

(viii) permit or cause any of the Vistana Entities to repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of the amount necessary to effect the Distribution Date Payment, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a Vistana Entity) for borrowed money;

(ix) permit or cause any of the Vistana Entities to make any material loans or investments in, or material advances of money to, any Person (other than the Vistana Entities), except for advances to employees or officers of any Vistana Entity for expenses incurred in the ordinary course of business;

(x) except in the ordinary course of business, (i) materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Vistana Material Contract or Vistana Affiliate Contract; or (ii) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 5.12(a) or Section 5.23 of the Vistana Disclosure Schedule;

(xi) except as otherwise required by existing Starwood Benefit Plans or Vistana Benefit Plans, policies or Contracts, (A) adopt, enter into, amend or increase the benefits under any Starwood Benefit Plan or Vistana Benefit Plan if such action would increase the benefits provided to any Vistana Employee or the cost for providing such benefit, (B) grant any increase in compensation or severance pay to any Vistana Employee other than in the ordinary course of business or grant any increase in the compensation or severance pay to any officer of any Vistana Entity or (C) adopt, enter into or amend any labor or collective bargaining agreement;

(xii) forgive any loans to directors, officers or employees of any of the Vistana Entities;

(xiii) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices of any Vistana Entity;

(xiv) compromise, settle or agree to settle any Action or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $2,500,000 individually or $7,500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Vistana Entities;

(xv) write up, write down or write off the book value of any assets of any Vistana Entity, in the aggregate, in excess of $10,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(xvi) except as set forth on Section 7.02(a)(xvi) of the Vistana Disclosure Schedule, issue to Vistana Employees any additional awards under the Starwood Stock Plans that would be subject to Section 3.04 of this Agreement, or modify or waive the terms of any outstanding Starwood Options that are subject to Section 3.04 of this Agreement, or modify or waive the terms of any Starwood Stock Plan as applied to any outstanding awards under such Starwood Stock Plans that are subject to Section 3.04 of this Agreement;

(xvii) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

(xviii) make, change or revoke any material Tax election in respect of the Vistana Business that would bind any Vistana Entity for periods following the Effective Time or settle, compromise or abandon any material Tax liability for which a Vistana Entity would be responsible under the Tax Matters Agreement, in each case other than in the ordinary course of business.

(b) Notwithstanding anything to the contrary contained in Section 7.02(a), each of Starwood and Vistana shall effect the Internal Reorganization and the Distribution prior to the Merger in accordance with, and subject to, the terms and conditions of this Agreement, the Separation Agreement and the other Transaction Documents.

Section 7.03. Tax Matters.

(a) IRS Supplemental Ruling. Prior to the Effective Time, Starwood may, in its discretion seek the IRS Supplemental Ruling. In such event, ILG shall use commercially reasonable efforts to assist Starwood in obtaining the IRS Supplemental Ruling. Starwood shall prepare and submit to the IRS supplemental materials relating to the IRS Supplemental Ruling that Starwood determines are necessary or appropriate to obtain the requested rulings from the IRS (each, an “IRS Submission”), and Starwood shall provide ILG with a reasonable opportunity to review and comment on each material IRS Submission prior to the filing of such IRS Submission and shall, in good faith, consider any comments provided by ILG on each such material IRS Submission. Starwood shall provide ILG with copies of each IRS Submission as filed with the IRS promptly following the filing thereof and shall keep ILG apprised of any developments in connection with the IRS Supplemental Ruling.

(b) Tax Opinions. Starwood and Vistana shall use commercially reasonable efforts to cause the delivery of the Distribution Tax Opinion and the Merger Tax Opinions. In rendering such opinions, Starwood Tax Counsel and ILG Tax Counsel shall be permitted to rely upon customary representations and covenants, including those contained in certificates of Starwood, Vistana, ILG and others, reasonably satisfactory in form and substance to Starwood Tax Counsel and ILG Tax Counsel (such representations and covenants, the “Tax Representations”). Each of Starwood, Vistana and ILG shall deliver to Starwood Tax Counsel and ILG Tax Counsel for purposes of such opinions customary Tax Representations. Starwood, ILG and Vistana, if required, shall as of the date for filing the Registration Statement, execute and deliver to Starwood Tax Counsel and ILG Tax Counsel the Tax Representations dated and executed as of the applicable filing date.

Section 7.04. Preparation of the Registration Statements, Proxy Statement and Schedule TO; ILG Shareholders Meeting.

(a) Registration Statements; Proxy Statement; Schedule TO. As promptly as practicable after the execution of this Agreement, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement (i) ILG, Starwood and Vistana shall jointly prepare and ILG shall file with the SEC, the Proxy Statement to be sent to the shareholders of ILG relating to the ILG Shareholders Meeting and the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of ILG Common Stock to be issued in the Merger; (ii) ILG, Starwood and Vistana shall jointly prepare and Starwood shall file with the SEC the Vistana Registration Statement and (iii) if the Distribution is effected in whole or in part as an exchange offer, Starwood shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”).

(b) Each of ILG, Starwood and Vistana shall use its reasonable best efforts to have the Registration Statement and the Vistana Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Registration Statement and the Vistana Registration Statement, each of ILG, Starwood and Vistana shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of ILG Common Stock and the Distribution. As promptly as practicable after the Vistana Registration Statement shall have become effective, Starwood shall cause the Distribution Documents to be mailed to Starwood’s shareholders. As promptly as practicable after the Registration Statement shall have become effective, ILG shall cause the

Proxy Statement to be mailed to its shareholders. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by ILG without providing Vistana with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by ILG). No filing of, or amendment or supplement to, the Vistana Registration Statement or the Schedule TO, if applicable, will be made by Starwood or Vistana without providing ILG with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Starwood).

(c) If at any time prior to the Effective Time any information relating to ILG, Starwood or Vistana, or any of their respective Affiliates, directors or officers, should be discovered by ILG, Starwood or Vistana which should be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement, the Vistana Registration Statement or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of ILG. Each party shall notify the other party promptly of the time when the Registration Statement or the Vistana Registration Statement has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of ILG Common Stock issuable in connection with the Merger or shares of Vistana Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement, the Vistana Registration Statement or the Schedule TO promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

(d) ILG Shareholders Meeting.

(i) Subject in all respects to Section 7.04(d)(iii), ILG shall establish a record date for, and, as soon as practicable following the effectiveness of the Registration Statement, duly call and give notice of and convene and hold a meeting of its shareholders (the “ILG Shareholders Meeting”) for the purpose of seeking the ILG Shareholder Approval; provided, however, that ILG may, after consultation with Starwood, and, in the case of clause (C) below upon the reasonable request of Starwood shall, postpone or adjourn the ILG Shareholders Meeting (A) if a quorum has not been established; (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the ILG Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by ILG’s shareholders prior to the ILG Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite ILG Shareholder Approval would not otherwise be obtained; or (D) if required by Law; provided, however, that the ILG Shareholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the ILG Shareholders Meeting unless requested by Starwood, but in no event shall such meeting be postponed or adjourned for more than the earlier of fifteen (15) Business Days in the aggregate from the originally scheduled date of the ILG Shareholders Meeting and the last eligible date prior to having to establish a new record date for such meeting. In addition, ILG may postpone or adjourn the ILG Shareholders Meeting with the prior written consent of Starwood. ILG shall advise Starwood on a daily basis during each of the last five (5) Business Days prior to the date of the ILG Shareholders Meeting as to the aggregate tally of proxies received by ILG with respect to the ILG Shareholder Approval and at additional times upon the reasonable request of Starwood.

(ii) ILG shall, through the ILG Board, make the ILG Recommendation and include such ILG Recommendation in the Proxy Statement (subject to Section 7.09) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the ILG Share Issuance and (B) take all other action necessary or advisable to secure the ILG Shareholder Approval. Except as expressly permitted in Section 7.09(b), neither the ILG Board nor any committee thereof shall (w) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Starwood or Vistana, the approval, determination of advisability, or recommendation by the ILG Board of, the ILG Share Issuance, (x) make, or permit any director or executive officer to make, any public statement in connection with the ILG Shareholders Meeting by or on behalf of the ILG Board or such committee that would reasonably be expected to have the same effect, (y) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or (z) enter into or permit or authorize ILG or any Affiliate of ILG to enter into any Contract with respect to a Competing Proposal (the actions specified in the foregoing clauses (w), (x) and (y) being referred to as an “ILG Adverse Recommendation Change” and (z) an “Adverse Acquisition Agreement”).

(iii) Notwithstanding any ILG Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the ILG Share Issuance shall be submitted to the shareholders of ILG for approval at the ILG Shareholders Meeting whether or not (x) the ILG Board shall have effected an ILG Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to ILG or any of its Representatives.

Section 7.05. Listing. As promptly as practicable following the date hereof, ILG shall make application to NASDAQ for the listing of the shares of ILG Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 7.06. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all Consents set forth in Section 4.04 of the Starwood Disclosure Schedule, Section 5.05 of the Vistana Disclosure Schedule and Section 6.05 of the ILG Disclosure Schedule that are required to be obtained or made at or prior to the Effective Time and all other material consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Approvals”), (ii) taking all reasonable steps as may be necessary to obtain all Approvals (including ILG providing a guarantee of Vistana’s obligations as reasonably necessary to obtain such Approvals) and (iii) taking reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.06 in a manner so as to preserve the applicable privilege; provided, that, with respect to Approvals from third parties (other than Governmental Authorities) required under existing Contracts, such efforts shall not include any requirement or obligation of any Party to make any payment to any such third party or assume any Liability not otherwise required to be paid or assumed by the applicable party pursuant to the terms of an existing Contract or offer or grant any financial accommodation or other benefit to such third party not otherwise required to be made by the applicable party pursuant to the terms of an existing Contract. Notwithstanding anything to the contrary in this Section 7.06, materials provided to the other party or its outside counsel may be redacted to remove references concerning valuation. In furtherance and not in limitation of the foregoing, each Party agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 20 Business Days after the date hereof, (ii) appropriate filings, if any are required, with foreign regulatory authorities in accordance with other applicable Competition Laws, with respect to the transactions contemplated hereby as promptly as practicable and (iii) all other necessary filings with other Governmental Authorities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Approvals under such other applicable Laws or from such authorities as soon as practicable. In connection with and without limiting the foregoing, each of ILG and Merger Sub, on the one hand, and Starwood and Vistana, on the other hand, shall, in connection with the efforts referenced in this Section 7.06 to obtain all Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other party) and (iii) permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(b) Without limiting this Section 7.06, but subject to the next sentence of this Section 7.06(b), each Party will take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Vistana (or the Vistana Subsidiaries) or ILG (or the ILG Subsidiaries), as applicable, or otherwise taking or committing to take action that limits Vistana’s or the Vistana Subsidiaries’ or ILG’s or the ILG Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Vistana (or the Vistana Subsidiaries) or ILG (or the ILG Subsidiaries) in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing; provided that, no sale divestiture, license or disposition or action that affects ILG or Vistana or their business may be agreed without the consent of ILG and the effectiveness of any such sale, divestiture, license or disposition or action or commitment shall be contingent on consummation of the Merger. Notwithstanding the foregoing, the obligations of this Section 7.06(b) (i) shall not apply to each of the Parties if compliance with this Section 7.06(b) would be materially adverse to the business, financial condition or results of operations of ILG and the ILG Subsidiaries (including, for purposes of this sentence, Vistana and the Vistana Subsidiaries, taken as a whole) and (ii) for the avoidance of doubt, shall not require Starwood to agree to any sale, divestiture, licensing or disposition of any assets or businesses, or restriction or change in the ownership, conduct or operations of any assets or businesses, that are not included in the Vistana Business.

Section 7.07. Access to Information. Starwood shall, and shall cause the Vistana Entities, on the one hand, and ILG shall, and shall cause the ILG Subsidiaries, on the other hand, afford to the other party and to its respective Representatives, reasonable access, during normal business hours, during the Interim Period, in such manner as to not interfere with ILG’s and its Subsidiaries’ or the Vistana Entities’ (as applicable) normal operation, the properties, books and records, Contracts and appropriate senior-level officers and employees of ILG and the ILG Subsidiaries or the Vistana Entities (as applicable), and shall furnish such party and its respective Representatives with financial and operating data of ILG and the ILG Subsidiaries or the Vistana Entities (as applicable) and other information concerning the affairs of ILG and the ILG Subsidiaries or the Vistana Entities (as applicable), in each case, as such party and its Representatives may reasonably request solely for the purpose of preparing for the operation of ILG and the surviving corporation post-Closing; provided that (a) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating party; (b) no

Party nor its Representatives shall be permitted to perform any environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; and (c) that nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law or any confidentiality obligations and similar restrictions that may be applicable to such information or (iii) would cause a risk of a loss of attorney-client privilege or other disclosure privilege to the first Person (provided that the Person that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement or Law). The parties hereby agree that the provisions of the Confidentiality Agreements shall apply to all information and material furnished by any party or its Representatives thereunder and hereunder and that nothing in this Section 7.07 shall require Starwood to provide access to any of its businesses or any information other than with respect to the Vistana Business. The Confidentiality Agreements shall survive any termination of this Agreement. All requests for such access to any Party shall be made to such Party or its designated Representative. Vistana will make available to ILG prior to the Closing true and complete copies of the Organizational Documents of the Vistana Subsidiaries.

Section 7.08. D&O Indemnification and Insurance.

(a) From and after the Effective Time, ILG agrees that it shall indemnify and hold harmless each present and former director, officer and employee of any Vistana Entity against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Starwood or any of its Subsidiaries (including the Vistana Entities), as the case may be, would have been permitted under the Organizational Documents of Vistana in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents). Without limiting the foregoing, ILG shall cause the Vistana Entities (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Vistana Entities’ respective former and current officers, directors, employees and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of Starwood or any of its Subsidiaries (including the Vistana Entities), as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) ILG shall procure (i) a prepaid, non-cancelable six (6)-year “tail” policy commencing on the Closing Date containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of Starwood or any of its Subsidiaries (including the Vistana Entities) with respect to matters existing or occurring at or prior to the

Effective Time or (ii) an endorsement under ILG’s existing directors’ and officers’ liability insurance policy to provide such coverage. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 7.08 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.08 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of ILG and Vistana. In the event that ILG or Vistana or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ILG or Vistana, as the case may be, shall succeed to the obligations set forth in this Section 7.08.

Section 7.09. No Solicitation.

(a) ILG shall immediately cease, and shall cause its Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that could reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article IX, ILG shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated) any Competing Proposal or any proposal which would reasonably be expected to lead to a Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) ILG may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the ILG Board informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the ILG Shareholder Approval and following the receipt of a bona fide written Competing Proposal made after the date hereof that the ILG Board determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or encouraged in violation of this Section 7.09, the ILG Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with its fiduciary duties to ILG’s shareholders under applicable Law, ILG may, in response to such Competing Proposal and subject to compliance with Section 7.09(c), (A) furnish information with respect to ILG to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal; provided, that ILG may only take the actions described in the foregoing clauses (A) and (B) if it has provided Starwood and Vistana with notice of its intent to take such action at least one (1) Business Day prior to taking the first of any such actions. Except as expressly permitted by this Section 7.09, ILG shall not, and shall cause its respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article IX, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute or the ILG Rights Agreement inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, the ILG Rights Agreement or any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the ILG Board determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with its fiduciary duties under applicable Law), or (4) propose to do any of the foregoing.

(b) In addition to the provisions of Section 7.09(a), prior to receipt of the ILG Shareholder Approval, the ILG Board may (I) in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or encouraged in violation of this Section 7.09, effect an ILG Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(i) solely in order to concurrently enter into an Adverse Acquisition Agreement, or both, or (II) in response to an Intervening Event, effect an ILG Adverse Recommendation Change, in the case of each of clauses (I) and (II), if and only if (i) (A) in the case of a Competing Proposal, the ILG Board concludes in good faith, after consultation with ILG’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal or (B) in the case of an Intervening Event, if the ILG Board (x) determines in good faith that an Intervening Event has occurred and is continuing and (y) concludes in good faith, after consultation with ILG’s outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; (ii) the ILG Board provides Starwood and Vistana four (4) Business Days prior written notice of its intention to take such action (an “Alternative Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.09(c) as well as a copy of such Competing Proposal, or the facts and circumstances relating to any such Intervening Event, as applicable (it being agreed that neither the delivery of such notice by ILG nor any public announcement thereof that ILG determines it is required to make under applicable Law shall constitute an ILG Adverse Recommendation Change unless and until ILG shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute an ILG Adverse Recommendation Change) to publicly announce that it (A) is recommending the ILG Share Issuance and the transactions contemplated by this Agreement and (B) in the case of a Competing Proposal, has determined that such Competing Proposal (taking into account (x) any modifications or adjustments made to the transactions contemplated by this Agreement agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the four (4) Business Days following such written notice (the “Negotiation Period”), if requested by Starwood or Vistana, the ILG Board and its Representatives have negotiated in good faith with Starwood and Vistana regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Starwood or Vistana in response to such Competing Proposal or Intervening Event; and (iv) at the end of the four (4) Business Day period described in the foregoing clause (iii), the

ILG Board concludes in good faith, after consultation with ILG’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which Starwood and Vistana have agreed in writing), that any Competing Proposal continues to be a Superior Proposal and, after consultation with ILG’s outside legal counsel, that the failure to make an ILG Adverse Recommendation Change with respect to such Competing Proposal or Intervening Event or to terminate this Agreement in order to concurrently enter into an Adverse Acquisition Agreement would be inconsistent with the exercise by the ILG Board of its fiduciary duties to the shareholders of ILG under applicable Law. Any material amendment or modification to any Competing Proposal or to the facts and circumstances relating to any Intervening Event shall require a new Alternative Notice and a new Negotiation Period commencing from the date of receipt of such new Alternative Notice; provided, that with respect to each subsequent written notice related to a material amendment or modification, references to the four (4) Business Day period above shall be deemed to be references to two (2) Business Days.

(c) In addition to the obligations set forth in Section 7.09(a) and Section 7.09(b), ILG shall promptly, and in any event no later than 24 hours, after it receives (i) any Competing Proposal or written indication by any Person that it is considering making a Competing Proposal, (ii) any request for non-public information relating to ILG or its Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify Starwood in writing of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal), including any modifications thereto. ILG shall keep Starwood and Vistana reasonably informed on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. ILG agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or substantially concurrent with the time it is provided to any third parties, provide to Starwood and Vistana any non-public information concerning ILG or its Subsidiaries that ILG provided to any third party in connection with any Competing Proposal which was not previously provided to Starwood and Vistana.

(d) Nothing contained in this Agreement shall prohibit the ILG Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (and such disclosure shall not be deemed to be an ILG Adverse Recommendation Change), so long as any such disclosure includes the ILG Recommendation without any modification or qualification thereof and continues the prior recommendation of the ILG Board.

(e) Any failure of ILG’s Subsidiaries or their Representatives to comply with this Section 7.09 (as if such Subsidiaries or Representatives were directly subject to this Section 7.09) shall be deemed a breach of this Section 7.09 by ILG.

(f) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving ILG; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of ILG and the ILG Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition after the date hereof, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the ILG Common Stock or any other Interests in ILG, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person (other than Liberty Interactive Corporation and its Affiliates) beneficially owning twenty percent (20%) or more of the shares of ILG Common Stock or any other Interests of ILG or any of its Subsidiaries, (E) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in Liberty Interactive Corporation and its Affiliates beneficially owning thirty-five percent (35%) or more of the shares of ILG Common Stock or any other Interests of ILG or any of its Subsidiaries or (F) any combination of the foregoing.

(ii) “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which was not solicited by ILG or any of its Representatives in violation of Section 7.09(a) and which, in the good faith judgment of the ILG Board after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, (A) if accepted, is reasonably likely to be consummated on a timely basis and (B) if consummated, would result in a transaction that is more favorable to ILG’s shareholders from a financial point of view, than the Merger and the other transactions contemplated hereby, and after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by Starwood (including pursuant to Section 7.09(b)).

Section 7.10. Public Announcements. The Parties agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Parties, except that (i) any Party may make announcements from time to time in one or more filings of a Current Report on Form 8-K that announces the execution and delivery of this Agreement or as may be required by applicable Law or any securities exchange on which the securities of any Party is listed (and the Parties shall provide the other with reasonable opportunity to review and comment on such filings prior to making such filings), and (ii) each Party may make announcements from time to time to their respective employees, customers, owners, suppliers and other business relations and otherwise as such Party may reasonably determine is necessary to comply with the requirements of any agreement to which such Party is a party. Notwithstanding the foregoing, the Parties shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date hereof and a joint press release to be issued on the Closing Date. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective Representatives, in each case, as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties for breach of this Section 7.10 or such confidentiality obligations by the recipients of its disclosure).

Section 7.11. Defense of Litigation. ILG shall keep Starwood apprised in the defense of any Action brought by shareholders of ILG or in the name of ILG against ILG and/or its directors relating to the transactions contemplated by this Agreement, including the Merger provided, that prior to the Effective Time, ILG shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of Starwood (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes Starwood or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.

Section 7.12. Section 16 Matters. Prior to the Effective Time, ILG and Vistana shall take all such steps as may be required to cause any dispositions of Vistana Common Stock (including derivative securities with respect to Vistana Common Stock) or acquisitions of ILG Common Stock (including derivative securities with respect to ILG Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ILG or Vistana to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.13. Control of Other Party’s Business. Nothing contained in this Agreement shall give Starwood or Vistana, directly or indirectly, the right to control or direct ILG’s operations prior to the Effective Time. Nothing contained in this Agreement shall give ILG, directly or indirectly, the right to control or direct the operations of the Vistana Business prior to the Effective Time. Prior to the Effective Time, each of Starwood, Vistana and ILG shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.14. Vistana Share Issuance. Prior to the Effective Time, Vistana will take all actions necessary to authorize the issuance of a number of shares of Vistana Common Stock such that the total number of shares of Vistana Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Starwood Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation Agreement. Each of Starwood and Vistana shall effect such amendments, filings or other actions with respect to its respective Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement.

Section 7.15. Exchange Offer. If Starwood consummates the Exchange Offer and Starwood’s shareholders subscribe for less than all of the Vistana Common Stock in the Exchange Offer, Starwood shall distribute, pro rata to its shareholders, any unsubscribed Vistana Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Starwood will be treated for U.S. federal income Tax purposes as having distributed all of the Vistana Common Stock to its shareholders.

Section 7.16. Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, ILG and Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.17. Agreement With Respect to Release of Support Obligations.

(a) ILG shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Starwood, on or prior to the Effective Time (and, to the extent any Support Obligation remains outstanding after the Effective Time, for up to 12 months after the Effective Time), valid and binding written unconditional releases of Starwood and its Affiliates (other than the Vistana Entities), as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Support Obligation in effect immediately prior to the Effective Time, which shall be effective as of the Effective Time, including by providing, as reasonably determined by ILG, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. During the Interim Period, ILG shall coordinate with Starwood with respect to its initial contact with such beneficiaries, afford Starwood a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Starwood reasonably informed of any discussions with such beneficiaries in which Starwood does not participate.

(b) Without limiting ILG’s obligations under Section 7.17(a), if any Support Obligation has not been released as of the Effective Time, then, from and after the Effective Time, (i) ILG shall indemnify and hold harmless Starwood and its applicable Affiliates for any Liabilities arising from or relating to such Support Obligation, including any fees in connection with the issuance and maintenance of any letters of credit, and (ii) ILG shall not permit any of the Vistana Entities to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, Contract or other obligation for which Starwood or any of its applicable Affiliates is or would reasonably be expected to be liable under such Support Obligation. To the extent that Starwood or any of its applicable

Affiliates has performance obligations under any Support Obligation after the Effective Time, from and after the Effective Time, ILG shall (x) perform (or cause the Vistana Entities to perform) such obligations on behalf of Starwood and such Affiliates or (y) otherwise take such action as reasonably requested by Starwood and such Affiliates so as to put Starwood and such Affiliates in the same position as if ILG, and not Starwood, had performed or were performing such obligations.

(c) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) Starwood may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Support Obligations and (ii) neither Starwood nor any of its applicable Affiliates will have any obligation to renew any guarantees letters of credit, comfort letters, bonds, sureties and other credit support or assurances issued on behalf of any of the Vistana Entities or the Vistana Business after the expiration thereof.

Section 7.18. Payment of Fee Under Hyatt Agreement. ILG shall take all action necessary to pay, on behalf of S.O.I. Acquisition Corp, $10,000,000 to Hyatt Franchising, L.L.C. pursuant to Section 2.3 of the Hyatt Agreement.

Section 7.19. Transaction Documents ILG shall, or shall cause its applicable Subsidiaries to, execute and deliver to Starwood at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time. Starwood shall, or shall cause its applicable Subsidiaries to, execute and deliver to ILG at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time.

Section 7.20. Distribution Tax Opinion Starwood shall promptly inform ILG if at any time at or prior to the Closing the Distribution Tax Opinion is rendered and delivered to Starwood.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligations of Vistana, Starwood, ILG and Merger Sub to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Starwood and ILG) at or prior to the Effective Time of the following conditions:

(a) Any applicable waiting period under the HSR Act shall have expired or been terminated;

(b) The Mexican Competition Approval shall have been obtained;

(c) The Internal Reorganization and the Distribution shall have been consummated in accordance with the Separation Agreement;

(d) The Registration Statement and the Vistana Registration Statement, to the extent required by Law, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under applicable securities Laws relating to ILG Share Issuance and the trading of such shares of ILG Common Stock shall have been obtained and shall be in effect; and such shares of ILG Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(e) The ILG Shareholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of NASDAQ; and

(f) No court of competent jurisdiction or other Governmental Authority shall have enacted any Law, or taken any other action, that is still in effect restraining, enjoining or prohibiting the Internal Reorganization, the Distribution or the Merger.

Section 8.02. Additional Conditions to the Obligations of Starwood and Vistana. The obligation of Starwood and Vistana to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Starwood) at or prior to the Effective Time of the following additional conditions:

(a) ILG shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(b) All representations and warranties made by ILG set forth in Article VI (other than the first sentence of Section 6.01(a), Section 6.03, Section 6.06, Section 6.21(a), and Section 6.25), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, an ILG Material Adverse Effect. The representations and warranties made by ILG set forth in the first sentence of Section 6.01(a) and Section 6.03 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by ILG set forth in Section 6.06, Section 6.21(a) and Section 6.25 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of Section 6.06(a), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) ILG shall have delivered to Starwood a certificate dated as of the Effective Time signed by a senior officer of ILG to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied; and

(d) ILG (or a Subsidiary thereof) and Merger Sub shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

Section 8.03. Additional Conditions to the Obligations of ILG and Merger Sub. The obligation of ILG and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by ILG) at or prior to the Effective Time of the following additional conditions:

(a) Vistana and Starwood shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time;

(b) All representations and warranties made by Starwood and Vistana set forth in Article IV and Article V (other than Section 4.01, Section 4.02, Section 4.06, the first sentence of Section 5.01, Section 5.03, Section 5.06, Section 5.16, Section 5.22(a) and Section 5.25, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Vistana Material Adverse Effect. The representations and warranties made by Starwood and Vistana set forth in Section 4.01, Section 4.02, Section 4.06, the first sentence of Section 5.01, Section 5.03 and Section 5.16 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Vistana set forth in Section 5.06, Section 5.22(a) and Section 5.25 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) Starwood shall have delivered to ILG a certificate dated as of the Closing Date signed by a senior officer of Starwood to the effect that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied; and

(d) Vistana and Starwood (or a Subsidiary thereof) shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the ILG Shareholder Approval:

(a) by mutual written agreement of Starwood and ILG;

(b) by Starwood or ILG, if any Law shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger or the other transactions contemplated hereby by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated hereby; provided, that the right to terminate the Agreement pursuant to this Section 9.01(b) shall not be available to any party whose action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;

(c) by Starwood or ILG, if the Closing shall not have occurred on or prior to October 27, 2016 (the “Outside Date”); provided, that the right to terminate the Agreement pursuant to this Section 9.01(c) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(d) by ILG upon written notice to Starwood, in the event of a breach of any representation, warranty, covenant or agreement on the part of Starwood or Vistana, such that the conditions specified in Section 8.01 or Section 8.03 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Starwood or Vistana by the earlier of: (x) sixty (60) days after receipt of written notice thereof (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that ILG shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02;

(e) by Starwood upon written notice to ILG, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of ILG, such that the conditions specified in Section 8.01 or Section 8.02 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by ILG by the earlier of: (x) sixty (60) days after receipt of written notice thereof (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Starwood shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if Starwood or Vistana is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03;

(f) by Starwood or ILG if the ILG Shareholder Approval shall not have been obtained upon a vote taken thereon at the ILG Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 9.01(f) shall not be available to ILG if ILG’s action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain the ILG Shareholder Approval;

(g) by Starwood if ILG shall have breached in any material respect any of its obligations under Section 7.09 or its obligations to hold the ILG Shareholders Meeting in accordance with Section 7.04;

(h) by Starwood if the ILG Board has effected an ILG Adverse Recommendation Change; or

(i) by ILG, at any time prior to obtaining the ILG Shareholder Approval, if the ILG Board (or any committee thereof) authorizes ILG to enter into an Adverse Acquisition Agreement concerning a Superior Proposal and ILG enters into such Adverse Acquisition Agreement concurrently with such termination, but only if (x) ILG is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 7.09(b) and (y) as a condition to the effectiveness of such termination, ILG pays the Termination Fee to Starwood.

Section 9.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from Fraud or Willful Breach; provided, further, that this Section 9.02 and Article X hereof shall survive any termination of this Agreement. The Confidentiality Agreements shall not be affected by a termination of this Agreement.

Section 9.03. Termination Fee; Expenses.

(a) Except as otherwise provided in the Separation Agreement or this Agreement, including this Section 9.03, and except for (i) the expenses in connection with printing and mailing the Registration Statement, the Proxy Statement and the Vistana Registration Statement required in connection with the actions specified in Section 7.04, (ii) all SEC filing fees relating to the transactions contemplated by this Agreement and (iii) the fees in connection with the approvals required under Section 7.06(a) related to the Merger (each of which fees and expenses in clauses (i) through (iii) shall be borne, in each case, equally by ILG and Starwood), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

(b) ILG shall pay to Starwood $40,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 9.01(g), or Section 9.01(h), then ILG shall pay the entire ILG Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii) (x) if this Agreement is terminated (A) pursuant to Section 9.01(f), (B) pursuant to Section 9.01(e) or (C) pursuant to Section 9.01(c) without a vote of the shareholders of ILG contemplated by this Agreement at the ILG Shareholders Meeting having occurred, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the ILG Board at any time after the date of this Agreement and not publicly withdrawn at least five (5) Business Days prior to the date of the taking of the vote of the shareholders of ILG contemplated by this Agreement at the ILG Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or ILG enters into a definitive agreement in respect of a Competing Proposal, then ILG shall be obligated to pay the Termination Fee (less any Expenses previously paid to Starwood pursuant to Section 9.03(c)) on the second Business Day following the earlier of the date ILG enters into a definitive agreement in respect or consummates such transaction; provided, that, solely for purposes of this Section 9.03(b)(ii), the term “Competing Proposal” shall have the meaning set forth in Section 7.09(f)(i), except that all references to 20% and 35% shall be changed to 50%.

Any Termination Fee due under this Section 9.03(b) or Section 9.01(i) shall be paid by wire transfer of immediately available funds.

(c) ILG shall pay to Starwood its Expenses (i) in an amount not to exceed $15,000,000, if this Agreement is terminated pursuant to Section 9.01(f) or (ii) in an amount not to exceed $30,000,000, if this Agreement is terminated pursuant to Section 9.01(e), and Starwood shall pay to ILG its Expenses in an amount not to exceed $30,000,000, if this Agreement is terminated pursuant to Section 9.01(d). Any Expenses of Starwood or ILG due under this Section 9.03(c) shall be paid by wire transfer of immediately available funds no later than two Business Days after receipt by the recipient Party of an itemized statement identifying such Expenses.

(d) The parties each agree that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 9.03 and, in order to obtain such payment, Starwood or ILG, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is payable and actually paid to Starwood in accordance with this Section 9.03, payment of such Termination Fee shall be the sole and exclusive remedy of Starwood and its Affiliates against ILG or ILG’s shareholders, directors, officers, Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby, except in the case of Fraud or Willful Breach (but subject to Section 9.03(f) below) and except for any claims under the Confidentiality Agreements.

(e) Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee, expanding the circumstances in which the Termination Fee is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to this Section 9.03, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of the Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of Fraud or Willful Breach (but subject to Section 9.03(f) below). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 9.03, the Termination Fee shall only be payable once.

(f) After Starwood has received the Termination Fee, Starwood shall only be permitted to bring an action for damages against ILG or ILG’s shareholders, directors, officers, Affiliates or other Representatives for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby, if Starwood claims in such action that ILG has committed Willful Breach or Fraud. Starwood shall only be entitled to payment of any damages in such action to the extent it is finally determined by a court of competent jurisdiction that such damages exceed the amount of the Termination Fee (and in such event, Starwood shall only be entitled to payment of the amount of such damages in excess of the Termination Fee). If it is finally determined by a court of competent jurisdiction that ILG did not commit Willful Breach or Fraud, Starwood shall promptly following the date of such determination pay to ILG its Expenses incurred in connection with defending such action by wire transfer of immediately available funds. Notwithstanding anything to the contrary contained in this Agreement, in no circumstances shall any Party be liable to any other Person for any (i) special, exemplary, or punitive damages or (ii) consequential damages, except in the case of this clause, (ii), to the extent such damages are reasonably foreseeable.

ARTICLE X

MISCELLANEOUS

Section 10.01. Non-Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to the Separation Agreement or this Agreement shall survive the Effective Time in accordance with their terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or any other covenant or agreement set forth herein shall survive the Effective Time. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder.

Section 10.02. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Starwood or Vistana, to:

Starwood Hotels & Resorts Worldwide, Inc.
One Star Point
Stamford, Connecticut 06902
Attention:	Chief Financial Officer
Facsimile No.:	(203) 351-2519
Email:	thomas.mangas@starwoodhotels.com

with a copy (which shall not constitute notice) to the same address:

Attention:	General Counsel
Facsimile No.:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Edward Sonnenschein
Jennifer Perkins
Facsimile No.:	(212) 751-4864
Email:	ted.sonnenschein@lw.com
jennifer.perkins@lw.com

if to ILG, to:

Interval Leisure Group, Inc. 6262 Sunset Drive Miami, Florida 33143 Attention: Victoria J. Kincke, General Counsel Facsimile No.: (305) 667-2072 Email: Victoria.Kincke@iilg.com with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael E. Lubowitz Facsimile No.: (212) 310-8007 Email: michael.lubowitz@weil.com or to such other address addresses as the Parties may from time to time designate in writing.

Section 10.03. Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.03(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that after the ILG Shareholder Approval has been obtained, no amendment or waiver shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of ILG without such further approval or adoption. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.04. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.05(c).

Section 10.05. Assignment; Parties in Interest. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.05 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.08.

Section 10.06. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 10.07. Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreements, including any related annexes, exhibits and schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 10.08. Severability. If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.09. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized officers as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
	Name:	Thomas B. Mangas
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Merger Agreement]

VISTANA SIGNATURE EXPERIENCES, INC.

By:	/s/ Sergio D. Rivera
	Name:	Sergio D. Rivera
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert
	Name:	Jeanette E. Marbert
	Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Merger Agreement]

IRIS MERGER SUB, INC.

By:	/s/ Jeanette E. Marbert
Name: Jeanette E. Marbert
Title: President

[Signature Page to Merger Agreement]